Exhibit 10.21

Execution Copy

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT (as it may be amended, modified or supplemented from time to time, this “Agreement”) is made as of March 16, 2016 between Wise Alloys Funding II LLC, a Delaware limited liability company, in its capacity as seller hereunder (“Seller”), Wise Alloys LLC, a Delaware limited liability company, in its capacity as servicer hereunder (“Servicer”), Hitachi Capital America Corp. (together with its successors and permitted assigns, the “Purchaser”) and Greensill Capital Inc., a Delaware corporation, in its capacity as purchaser agent hereunder (the “Purchaser Agent”).

RECITALS

WHEREAS, Seller has purchased certain accounts receivable related to each account debtor listed on Schedule 1 hereto (each an “Account Debtor” and, collectively, the “Account Debtors”) and is the legal and beneficial owner of Receivables (as hereinafter defined) payable by each such Account Debtor; and

WHEREAS, Seller desires to sell certain Receivables to Purchaser, and Purchaser is willing to purchase from Seller such Receivables, in which case the terms set forth herein shall apply to such purchase and sale.

THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Certain capitalized terms used in this Agreement shall have the meanings given to those terms in Exhibit A attached hereto and thereby incorporated herein.

2. SALE AND PURCHASE.

(a) Sale. Commencing on the date hereof and ending on the Purchase Termination Date, Seller may from time to time make an offer to sell to Purchaser certain Proposed Receivables by submitting to Purchaser a request substantially in the form of Exhibit B hereto by 2:00 p.m., (New York City time), at least three Business Days prior to any purchase hereunder (a “Purchase Request”), and Purchaser agrees, subject to the requirements for purchase and all of the terms and conditions therefor set forth herein (including the conditions precedent set forth in Section 2(c)), to purchase from Seller the Proposed Receivables identified in such Purchase Request. Subject to the satisfaction of the conditions precedent set forth in Section 2(c) hereof, Purchaser shall and hereby does purchase from Seller, and Seller shall and hereby does sell to Purchaser, without representation, warranty, covenant or recourse except as expressly provided herein, all of Seller’s right, title and interest in such Proposed Receivables and all Related Rights with respect thereto as of the applicable Purchase Date (all such Proposed Receivables together with such Related Rights, once sold and purchased hereunder, being referred to, collectively, as the “Purchased Receivables”). The Seller shall not request and Purchaser shall not be required to fund more than two (2) purchases per week, to take place on the Monday and Thursday of each week (or, if any such day is not a Business Day, on the immediately following Business Day). No single request for purchase hereunder shall be for an amount less than $250,000.

(b) Term. This Agreement shall continue in effect until the Purchase Termination Date, provided that Purchaser shall have the right to terminate this Agreement at any time (i) upon ten (10) days’ prior written notice to Seller in the event that Purchaser is legally prohibited under applicable law or any rule or regulation applicable to Purchaser from being a party to this Agreement or consummating the transactions contemplated hereunder, (ii) as provided in Section 5 below, or (iii) as provided in paragraphs (b), (c) and (d) of Section 7 below ; provided further, that Seller shall have the rights to terminate this Agreement as provided in the last sentence of Section 7(d) below. Termination shall not affect the rights and obligations of the parties with respect to Purchased Receivables sold hereunder prior to the Purchase Termination Date or are expressed to survive termination hereof. Notwithstanding the foregoing, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, Seller may provide a written request to Purchaser no less than 90 days prior to the then existing Purchase Termination Date of its desire to extend the then current Purchase Termination Date and Purchaser shall notify Seller within 60 days of the then existing Purchase Termination Date whether it has elected and agreed (in its sole discretion) to extend such Purchase Termination Date for a period not longer than an additional term of 364 days from the date of such election by the Purchaser.

(c) Conditions Precedent. Each purchase of Proposed Receivables described in a Purchase Request is subject to the satisfaction of the following conditions prior to (and, if applicable, after giving effect to) the proposed Purchase Date, all to the reasonable satisfaction of Purchaser:

(i) No event has occurred and is continuing, or would result from such purchase that constitutes a Termination Event or an Unmatured Termination Event;

(ii) No Material Adverse Change has occurred since the last purchase of Receivables under this Agreement with respect to Seller, Parent, Originator or Servicer;

(iii) The Servicer has delivered the most recent Servicer Report required to be delivered by it hereunder;

(iv)(A) There are no amounts then due and owing by the Seller or the Originator to the Account Debtor in respect of any Purchased Receivable (including, without limitation, in relation to any adjustments or settlements related to any preliminary invoices, based on any agreements with respect thereto between the Seller or the Originator and the Account Debtor); and (B) the Offset Condition shall be satisfied before and after giving effect to the purchase of such Proposed Receivables;

(v) The Sale Agreement remains in full force and effect and no Termination Event or Unmatured Termination Event has occurred and is continuing thereunder;

(vi) Purchaser shall have received at least three Business Days prior to any purchase (A) a Purchase Request with respect to the Proposed Receivables, (B) the related Contract (or portion thereof that is permitted to be disclosed to the Purchaser by the parties to such applicable Contract) for such Proposed Receivables, and (C) such additional supporting documentation that Purchaser may have reasonably requested;

(vii) Purchaser is not legally prohibited from purchasing the Proposed Receivables listed on the relevant Purchase Request;

(viii) The representations and warranties contained in this Agreement and the Purchase Request shall be true and correct (subject to any applicable materiality qualification to the extent expressly set forth in any particular representation or warranty) on and as of such Purchase Date;

(ix) Seller, Servicer and Parent shall be in compliance (subject to any applicable materiality qualification to the extent expressly set forth in any particular covenant or other provision) with each term, covenant and other provision of this Agreement and the Parent Guarantee applicable to Seller, Servicer or Parent, as applicable;

(x) No Event of Repurchase shall then exist, unless Seller has repurchased and paid (or is paying on such proposed Purchase Date and Purchaser is satisfied that Seller will be paying on such proposed Purchased Date in cash), the full amount of the Repurchase Price (or the amount subject to Dispute or Dilution, to the extent provided pursuant to Section 7 hereof) for the affected Purchased Receivables pursuant to the terms of Section 7 hereof;

(xi) Following the sale and purchase of the Proposed Receivables set forth in the related Purchase Request, the Outstanding Aggregate Purchase Amount for all Purchased Receivables shall not exceed the Facility Amount;

(xii)(A) No Account Debtor Insolvency Event shall have occurred and be continuing with respect to any Account Debtor obligated on the Proposed Receivables described in such Purchase Request, and no Insolvency Event with respect to Seller, Servicer or Parent shall have occurred and be continuing; and (B) neither Moody’s nor Standard & Poor’s shall have rated or downgraded Anheuser-Busch InBev SA/NV from its current rating to a rating below Baa3 (in the case or Moody’s) or below BBB- (in the case of Standard & Poor’s);

(xiii) Purchaser shall have received payment of all Commitment Fees due and payable under Section 2(e) and all other amounts due under this Agreement at such time have been paid;

(xiv) The Collection Account shall be open under the Collection Account Agreement and not subject to a notice of termination by the account bank under the Collection Account Agreement, or a replacement collection account under a replacement collection account agreement reasonably acceptable to Purchaser shall be in effect (or scheduled to be in effect upon the termination of the Collection Account); and

(xv) On the initial Purchase Date, the Purchaser Agent shall have received a fully executed copy of the Purchaser Agent Fee Letter and the Purchaser shall have received each of the following documents, each dated such date and in form and substance satisfactory to Purchaser:

(A) Executed counterparts of this Agreement and each of the other Transaction Documents by the parties thereof;

(B) Purchaser shall have received evidence satisfactory to it that Seller shall have established the Collection Account and Purchaser shall have control over such account as herein provided and pursuant to the Collection Account Agreement;

(C) A certificate of each of the Secretary or Assistant Secretary of Seller, Servicer and the Parent certifying the names and true signatures of the incumbent officers authorized on behalf of such Person to execute and deliver this Agreement, each Purchase Request, the other Transaction Documents and any other documents to be executed or delivered by it hereunder, together with its Organizational Documents and board resolutions, evidencing necessary organizational action and governmental approvals, if any, necessary for Seller, Servicer and Parent to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents.

(D) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, listing all effective financing statements, lien notices or comparable documents that name Seller or Originator as debtor and that are filed in those state and county jurisdictions in which Seller or Originator is organized or maintains its principal place of business or chief executive office and such other searches that Purchaser deems reasonably necessary or appropriate.

(E) Acknowledgment copies of proper termination statements (Form UCC-3) and any other relevant filings necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by Seller in the Proposed Receivables.

(F) Copies of proper Uniform Commercial Code financing statements identifying Seller as “seller” and Purchaser as “buyer”, together with evidence that they have been duly filed on or before the initial Purchase Date in the correct filing office under the Uniform Commercial Code of the jurisdiction in which seller is located for purposes of the UCC.

(G) A good standing certificate for each of Seller, Servicer and Parent from its respective jurisdiction of organization.

(H) A fully completed Seller Information Schedule in the form attached as Schedule 2, containing certain factual information regarding Seller to the extent that such information was not previously delivered to Purchaser.

(I) A duly executed Parent Guarantee, together with a secretary’s certificate of Parent and such other documentation relating to Parent as Purchaser may request.

(J) A favorable legal opinion of counsel to each of Seller, Servicer and Parent covering enforceability, general corporate matters, no conflicts and UCC matters, in form and substance satisfactory to Purchaser and addressed to the Purchaser;

(K) A favorable “true sale” opinion of counsel to Seller in form and substance satisfactory to Purchaser and addressed to the Purchaser;

(L) A schedule of Receivables purchased by the Purchaser from the Seller on each Purchase Date, as such schedule may be amended, modified, updated or supplemented from time to time as Receivables are purchased hereunder;

(M) Originator and Seller shall have executed and delivered to Purchaser two (2) original Notifications of Assignment in the form of Exhibit E hereto to be used in accordance with Section 6(d); and

(N) All documents and other evidence that Purchaser requires for its know-your-customer and other compliance checks on Seller, Servicer, Parent and each Account Debtor.

(d) Purchase Price. The purchase price for any Purchased Receivable purchased on any Purchase Date (the “Purchase Price”) shall be determined on and as of the applicable Purchase Date (without any subsequent adjustment whether for late payment, credit rating deterioration or otherwise), shall be paid to Seller on the Purchase Date and shall be equal to:

Purchase Price = A - (A x (B x ((C)/360)), where:

A	= Net Invoice Amount

B	= Discount Rate

C	= number of days between the Purchase Date and the Scheduled Payment Date (including the Purchase Date, but not including the Scheduled Payment Date

On each Purchase Date, the Purchase Price for Purchased Receivables purchased by the Purchaser shall be paid by the Purchaser to such account designated by the Seller (or the Servicer on its behalf) in immediately available funds.

(e) Commitment Fee and Purchaser Account Information.

The Seller shall pay to the Purchaser, a commitment fee (the “Commitment Fee”) on the last business day of each calendar quarter (commencing with the first payment to be made on June 30, 2016) and on the Purchase Termination Date, in an amount equal to (i) $5,000, plus (ii) an amount calculated quarterly in arrears at a rate of 1% per annum (calculated on a 360-day basis), on the Facility Amount. The Commitment Fee, and all other payments to be made to the Purchaser pursuant to the terms of this Agreement and the other Transaction Documents, shall be made to the following account maintained in the name of Hitachi Capital America Corp. at Citibank, N.A., with account number 4076-4427, ABA # 021-000-089 and SWIFT code CITIUS33, or such other account designated by the Purchaser from time to time.

(f) Transaction Fee.

On the date that is the earlier of the initial Purchase Date hereunder or five (5) Business Days following the date hereof, Seller shall pay to the Purchaser Agent a one-time up front and fully earned transaction fee (the “Transaction Fee”) in an amount equal to $250,000. Such fee shall be payable without any deduction, withholding or set-off of any kind.

(g) True Sale; No Recourse. Except as otherwise provided in Section 7 hereof, each purchase of the Purchased Receivables is made without recourse to Seller, and Seller shall have no liability to Purchaser and Purchaser shall be solely responsible for Account Debtor’s failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto, including but not limited to as the result of an Account Debtor Insolvency Event, such assumption of credit risk being effective as of the Purchase Date for such Purchased Receivables. Purchaser and Seller have structured the transactions contemplated by this Agreement as a sale, and Purchaser and Seller each agree to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Notwithstanding the intent of the parties hereunder, in the event that the transfers hereunder are recharacterized as other than a sale from the Seller to the Purchaser, then in order to secure all of Seller’s obligations (monetary or otherwise) under this Agreement, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, Seller hereby grants to Purchaser a security interest in all of Seller’s right, title and interest (including any undivided interest of Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Purchased Receivables and all Related Rights with respect thereto, (ii) all Collections with respect to such Purchased Receivables, (iii) all accounts into which Collections may be deposited to which the Seller is the named owner on the account, including the Collection Account, and all amounts on deposit therein, (iv) all rights (but none of the obligations) of Seller under the Sale Agreement between Wise Alloys LLC and Seller, and (v) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Sold Assets”).

3. REPRESENTATIONS AND WARRANTIES. Until the later of the Purchase Termination Date and the last Invoice Due Date (subject to any provisions hereof which by their express terms survive termination, and subject to any specific representations which are expressly limited to a particular date or dates) Seller and, to the extent specifically applicable to the Servicer below, the Servicer, in each case represents and warrants to Purchaser with respect to itself only that on the date hereof and on each Purchase Date, the representations and warranties set forth below are true and correct (subject to any applicable materiality qualification to the extent expressly set forth in any particular representation or warranty below):

(a) Proposed Receivables.

(i) With respect to each transfer of Receivables hereunder, as of the date of the applicable Purchase Request and the related Purchase Date for such Proposed Receivable, the information contained in the applicable Purchase Request in respect of such Proposed Receivable on the applicable Purchase Date is a true and correct list of the Account Debtor’s name, the purchase order numbers, the invoice numbers, the Net Invoice Amount due in respect thereof and the Invoice Due Date, in each case, for each applicable Proposed Receivable that is the subject of such Purchase Request. With respect to the Proposed Receivables listed on the related Purchase Request to be transferred on the applicable Purchase Date, as of the date of the applicable Purchase Request and the related Purchase Date for such Proposed Receivable, (A) all information contained in each Purchase Request is accurate in all respect, (B) each invoice related to such Proposed Receivable is accurate in all respects as of its date and the Purchase Date, as applicable, (C) Purchaser has received true and correct copies of all the relevant documentation relating to each of the Proposed Receivables requested by Purchaser, (D) none of the Proposed Receivables are currently evidenced by “chattel paper” or “instruments” (as each such term is defined in Article 9 of the UCC), (E) each of the Proposed Receivables is in full force and effect and is the valid and binding obligation of the applicable Account Debtor, enforceable in accordance with its terms, and constitutes the applicable Account Debtor’s legal, valid and binding obligation to pay to Seller the amount of the Purchased Receivables, subject to, bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights,

(F) neither Seller nor any Account Debtor is in default in the performance of any of the provisions of the documentation applicable to its transactions included within any Proposed Receivables, including any of the Contracts relating to such Proposed Receivables, (G) each Proposed Receivable and the Contract and sale terms related thereto are not subject to any Dispute, whether arising out of the transactions contemplated by this Agreement or independently thereof and (H) Originator has delivered to the Account Debtor all property or performed all services required to be so delivered or performed by the terms of the documentation giving rise to the Proposed Receivables. The payments due with respect to each Proposed Receivable are not contingent upon Seller’s or Originator’s fulfillment of any further obligation.

(ii) With respect to the Proposed Receivables listed on a Purchase Request, as of the date of the applicable Purchase Request and the related Purchase Date for such Proposed Receivables, each Proposed Receivable listed in such Purchase Request is an Eligible Receivable and a bona fide payment obligation of the applicable Account Debtor identified in the applicable invoice and due on the Invoice Due Date for such Proposed Receivable.

(iii) Each Proposed Receivable (A) arises under a Contract between Originator and the applicable Account Debtor, (B) does not require the applicable Account Debtor or any other Person to consent to the transfer, sale or assignment of Seller’s rights to payment under such agreement and (C) does not contain a confidentiality provision that purports to restrict the ability of Purchaser to exercise its rights under this Agreement.

(iv) Seller is the legal and beneficial owner of each Proposed Receivable free and clear of any lien, encumbrance or security interest, and upon each purchase of a Proposed Receivable, Purchaser shall acquire valid ownership of each Purchased Receivable and the Collections and Related Rights with respect thereto prior to all other Persons.

(v) No sale or assignment hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(vi) All Proposed Receivables (i) were originated by Seller or the Originator in the ordinary course of its business, and (ii) were sold to the Seller (in the case of the Sale Agreement) and to Purchaser hereunder, as applicable, for fair consideration and reasonably equivalent value.

(vii) No proceeds of any purchase will be used (i) for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(b) Seller. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified except where the failure to be so qualified would not have a material adverse effect on the ability of Seller to fulfill its obligations hereunder or on the validity or enforceability of, or the rights, remedies or benefits available to Purchaser under this Agreement. Seller is not subject to any Insolvency Event. Seller was formed on February 26, 2016 and Seller did not engage in any business activities prior to the date of this Agreement. Seller has no subsidiaries.

(c) Servicer. Servicer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified except where the failure to be so qualified would not have a material adverse effect on the ability of Servicer to fulfill its obligations hereunder or on the validity or enforceability of, or the rights, remedies or benefits available to Purchaser under this Agreement. Servicer is not subject to any Insolvency Event. In addition to any specific representations and warranties made by the Servicer herein, in its capacity as such, Servicer hereby makes all of the representations and warranties contained in the Sale Agreement whether in its capacity as Originator or Servicer thereunder, incorporated herein by reference and as if expressly set forth in this Agreement.

(d) No Conflict, etc. The execution, delivery and performance by Seller or Servicer (as the case may be) of this Agreement, each Purchase Request and each other document to be delivered by Seller and Servicer hereunder, (i) are within its corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action, and (iii) do not contravene (A) its Organizational Documents, (B) any law, rule or regulation applicable to it, (C) any contractual restriction binding on or affecting it or its property, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property. The Agreement has been duly executed and delivered by Seller and Servicer. Each of Seller and Servicer have furnished to Purchaser a true, correct and complete copy of its Organizational Documents, including all amendments thereto.

(e) Authorizations; Filings. No authorization or approval or other action by, and no notice to or filing with, any governmental entity is required for the due execution, delivery and performance by Seller and Servicer of this Agreement or any other document to be delivered thereunder except, with respect to the Seller, for the filing of any Uniform Commercial Code financing statements as may be necessary to perfect the sale of Purchased Receivables pursuant to this Agreement and UCC-3 statements releasing existing liens on the Receivables. Other than the Uniform Commercial Code financing statements to be released pursuant to the UCC-3s as aforementioned, no Uniform Commercial Code financing statement or other instrument similar in effect naming Seller as debtor or seller and covering any Purchased Receivable is on file in any filing or recording office, except those filed in favor of Purchaser relating to this Agreement, and no competing notice of assignment or payment instruction or other notice inconsistent with the transactions contemplated in this Agreement is in effect with respect to any Account Debtor, other than those contemplated in the Intercreditor Agreement.

(f) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Seller and Servicer, enforceable against Seller and Servicer, as applicable, in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).

(g) Litigation Matters. There is no pending (or, to its knowledge, threatened) action, proceeding, investigation or injunction, writ or restraining order affecting Seller or Servicer before any court, governmental entity or arbitrator which could reasonably be expected to result in a Material Adverse Change, and neither Seller nor Servicer is currently the subject of, and has no present intention of taking any action to commence, an Insolvency Event applicable to Seller or Servicer.

(h) Material Adverse Change. There exists no event which has or is reasonably likely to result in a Material Adverse Change with respect to Seller, Servicer, Parent or the Ultimate Parent.

(i) Change of Control. No Change of Control has occurred.

(j) Liens. All Purchased Receivables are free and clear of any Adverse Claim in favor of the Internal Revenue Service, any employee benefit plan, the PBGC or similar entity.

(k) Review. Each of Seller and Servicer has discussed and reviewed this Agreement with its accountant, independent auditors, tax advisors and counsel and neither Seller nor Servicer is relying upon oral representations or statements or advice from the Purchaser.

(l) Investment Company Act. Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. In determining that Seller is not a “covered fund”, Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act, as amended, and may be able to rely on other exemptions or exclusions.

(m) Termination Events. No Termination Event or Unmatured Termination Event has occurred and is continuing.

(n) Tax Matters. Each of Seller and the Servicer has filed all material tax returns and reports required by applicable law to have been filed by it and has paid all material taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(o) Accuracy of Information. All information, exhibits, financial statements, documents, books, records or other reports furnished or to be furnished at any time by or on behalf of Seller or the Servicer to Purchaser in connection with the Agreement or any other Transaction Document is or will be complete and accurate in all material respects as of its date or as of the date so furnished and, to the extent materially related to the information then being provided, does not and will not omit to state a fact necessary in order to make the information contained therein with respect to the transactions contemplated by this Agreement, in light of the circumstances under which they were made, not misleading (it being understood that such information may not contain all of the information or disclosure which would be required for inclusion in a registration statement for debt or equity securities issued by Seller).

(p) UCC Matters.

(i) Seller’s “location” as such term is defined in the applicable UCC is its jurisdiction of organization specified in the preamble to this Agreement, and the address or addresses at which it keeps its records concerning the Proposed Receivables is as set forth herein or otherwise identified to the Purchaser in writing. Seller’s Federal Employee Identification Number is 81-1679693. Purchaser has “control” (as defined in § 9-104 of the UCC) over the Collection Account.

(ii) Seller’s complete corporate name is set forth in this Agreement, and it does not use and has not during the last five years used any other corporate name, trade name, doing-business name or fictitious name, except for names set forth in a written notice delivered to Purchaser.

(q) Money Laundering and Anti-Terrorism Laws; Etc.

(i) Neither Seller nor any Affiliate of Seller nor, to the knowledge of Seller, any Account Debtor (i) (A) is, or is owned or controlled by, a Sanctioned Person; (B) is located, incorporated, organized, or resident in a Sanctioned Country; (C) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person; or (D) is in breach of or is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws.

(ii) Seller and its Affiliates, and, to the knowledge of Servicer and Seller without any duty to make inquiries, each Account Debtor and each Affiliate of such Account Debtor (A) are in compliance with Sanction Laws, the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the anti-money laundering and bank secrecy provisions of the Patriot Act, and other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations and (B) have taken appropriate steps to implement policies and procedures reasonably designed to provide that there will be no payments to any government official or employee, political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the U.S. Foreign Corrupt Practices Act of 1977.

4. COVENANTS. Until the later of the Purchase Termination Date and the last Invoice Due Date (subject to any provisions hereof which by their express terms survive termination), Seller (and, to the extent specifically applicable to the Servicer below, the Servicer) agrees to perform the covenants set forth below solely as to itself only:

(a) Notice of Disputes, Breaches of Contract, Account Debtor Insolvency Events, Etc. Seller shall deliver to Purchaser a reasonably detailed written notice to Purchaser promptly and in any event within two (2) Business Days after becoming aware or receiving notice of (i) any Dispute asserted or threatened in respect of a Purchased Receivable, (ii) any breach by the applicable Account Debtor of the Contract which might give rise to such Account Debtor failing to pay any invoice amount or give rise to any Dispute, (iii) any Account Debtor Insolvency Event occurring or with respect to which Seller has received actual knowledge, or (iv) it becoming illegal for an Account Debtor to pay all or any part of the invoice amount because of the imposition of any prohibition or restriction on such payments.

(b) Contracts; Purchased Receivables. Seller, at its expense, shall timely and fully perform in all material respects with all terms, covenants and other provisions, if any, required to be performed by it under the Contracts related to the Purchased Receivables. The Servicer shall enforce the Purchaser’s rights against each applicable Account Debtor under the Contracts related to the Purchased Receivables.

(c) Perfection. Each of Seller and Servicer shall at all times take all action necessary or desirable to maintain in full force and effect the security interests created under this Agreement free and clear of any Adverse Claim created or caused by or arising through or under Seller, Servicer or any of their Affiliates, or as a result of any act or omission of any such party.

(d) Existence. Seller will (i) comply in all material respects with all applicable laws, rules, regulations and orders and (ii) preserve and maintain its organizational existence, rights, franchises, qualifications, and privileges. Seller will keep its state of organization as the State of Delaware and principal place of business and chief executive office and the office where it keeps its records concerning the Purchased Receivables at the address set forth in Section 12 hereof or, in each case, upon ten (10) Business Days’ prior written notice to Purchaser, at any other locations in jurisdictions where all actions reasonably requested by Purchaser or otherwise necessary to protect, perfect and maintain Purchaser’s interest in the Purchased Receivables have been taken and completed.

(e) Books and Records. Seller will maintain accurate books and accounts with respect to the Purchased Receivables and shall make a notation on its books and records, including any computer files, to indicate which Receivables have been sold to Purchaser. Seller shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Purchased Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Purchased Receivables (including, without limitation, records adequate to permit the daily identification of each Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable).

(f) Sales, Liens and Debt. Seller will not sell, assign or otherwise dispose of, or cause or create or suffer to exist any lien, encumbrance or security interest, as a result of any act or omission of Seller, upon or with respect to, the Purchased Receivables or upon or with respect to any deposit or other account to which any Collections of any Purchased Receivable are sent, or assign any right to receive income in respect thereof except the interests in favor of Purchaser.

(g) Extension or Amendment of Purchased Receivables. Neither Seller nor Purchaser will amend or extend the payment terms under any Purchased Receivables, unless approved in advance in writing by Purchaser, and neither of them shall otherwise waive or permit or agree to any deviation from the terms or conditions of any Purchased Receivable without the prior written consent of Purchaser.

(h) Audits and Visits. Each of Seller and Servicer will, at any time and from time to time during regular business hours as requested by Purchaser, permit Purchaser, or its agents or representatives, upon reasonable notice, (i) on a confidential basis, to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to Purchased Receivables owed by Account Debtor including, without limitation, the related Contracts, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Purchased Receivables owed by Account Debtor or Seller’s performance hereunder or under the related Contracts with any of its officers or employees having knowledge of such matters (hereinafter, an “Audit”), provided that, unless a breach or default of Seller’s or Servicer’s obligations hereunder occurs and is continuing, only two such Audits in any calendar year shall be at Seller’s expense. Subject to Section 15(d) and Section 15(e), upon reasonable notice, the Seller will provide the Purchaser with any invoice requested with respect to one or more Purchased Receivables.

(i) Accounting Treatment. Seller will make all disclosures required by applicable law or regulation with respect to the sale of the Proposed Receivables to Purchaser and account for such sale in accordance with GAAP.

(j) Notice. Seller and Servicer will promptly notify Purchaser of any circumstance that it becomes aware of in connection with a Proposed Receivable that may relate to money laundering, terrorist financing, bribery, corruption, tax evasion or Sanctions.

(k) Further Assurances. Seller will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that Purchaser may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete ownership of Purchaser of the Purchased Receivables, or to enable Purchaser to exercise or enforce the rights of Purchaser hereunder or under the Purchased Receivables.

(l) Taxes. Seller will pay any and all taxes (excluding any Excluded Taxes) relating to the transfer of the Purchased Receivables to Purchaser; except for those taxes that Seller is contesting in good faith and for which adequate reserves have been taken. Seller shall treat each sale of Purchased Receivables hereunder as a sale for federal and state income tax, reporting and accounting purposes.

(m) Not Adversely Affect Purchaser’s Rights. Seller will refrain from any act or omission which it reasonably believes might in any way prejudice or limit Purchaser’s rights under any of the Purchased Receivables pursuant to this Agreement.

(n) Nature of Business. Seller will not engage in any business or engage in any transactions other than the purchase of Receivables from Wise Alloys LLC and the transactions contemplated by this Agreement and the Transaction Documents. Seller will not create or form any subsidiary and will not make any loans to, advances to, investments in or otherwise acquire any capital stock or equity security of, or any equity interest in, any other Person. Seller shall not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the incurrence of obligations under this Agreement.

(o) Change in Business. Except for changes mandated by Applicable Law applicable to the Seller or Servicer, as applicable, (i) the Seller will not make any change in the character of its business, which change would materially and adversely affect the collectibility of any Purchased Receivable or otherwise have a Material Adverse Change with respect to Seller, and (ii) the Servicer will not make any change in the character of its business relating to the administration, servicing and collection of Receivables, which change would materially and adversely affect the collectibility of any Purchased Receivable or otherwise have a Material Adverse Change with respect to the Servicer.

(p) Mergers, Etc. Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Transaction Documents.

(q) Separate Existence. Seller and Servicer hereby acknowledge that Purchaser is entering into the transactions contemplated by this Agreement and in reliance upon Seller’s identity as a legal entity separate from Servicer and its respective Affiliates. Therefore, from and after the date hereof, each of Seller and Servicer shall take all steps specifically required by the Agreement or reasonably required to continue Seller’s identity as a separate legal entity and to make it apparent to third Persons that Seller is an entity with assets and liabilities distinct from those of Servicer and any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of Seller and Servicer shall take such actions as shall be required in order that:

(i) Seller will be a limited purpose company whose primary activities are restricted in its organizational documents to: (i) purchasing or otherwise acquiring, owning, holding, granting security interests or selling interests in Receivables, (ii) entering into agreements for the selling and servicing of the Receivables, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(ii) Not less than one member of Seller’s Board of Directors (the “Independent Director”) shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of Servicer or any of its Affiliates and is otherwise independent of Servicer and its Affiliates to the satisfaction of Purchaser;

(iii) [reserved];

(iv) To the extent, if any, that Seller (or any Affiliate thereof) shares items of expenses not reflected in the servicing fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Servicer shall pay all expenses relating to the preparation, negotiation, execution and delivery of this Agreement, including legal, agency and other fees;

(v) All of Seller’s business correspondence and other communications shall be conducted in Seller’s own name and on its own separate stationery;

(vi) Seller’s books and records will be maintained separately from those of Servicer and any other Affiliate thereof;

(vii) All financial statements of the Ultimate Parent, Servicer or any Affiliate thereof that are consolidated to include Seller will, in accordance with GAAP, contain detailed notes clearly stating that: (i) a special purpose company exists as a subsidiary of Servicer, and (ii) Wise Alloys LLC has sold receivables and other related assets to such special purpose subsidiary that, in turn, has sold such receivables to certain financial institutions and other entities; and

(viii) Seller will strictly observe corporate formalities in its dealings with Servicer or any Affiliate thereof, and funds or other assets of Seller will not be commingled with those of the Originator, Servicer or any Affiliate thereof except as permitted by the Agreement or one of the other Transaction Documents in connection with servicing the Purchased Receivables. Seller shall not maintain joint bank accounts or other depository accounts to which Servicer or any Affiliate thereof (other than Servicer in its capacity as Servicer) has independent access. Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Servicer or Affiliate thereof.

(r) Change in Credit and Collection Policy. Except for changes mandated by Applicable Law applicable to the Seller or the Servicer, as applicable, neither the Seller nor the Servicer, as applicable, shall make (or permit the Originator to make) without the prior written consent of the Purchaser (as provided in the following sentence), any change (by amendment or otherwise) to the Credit and Collection Policy that would materially adversely affect the collectability of the Purchased Receivables or the ability of the Servicer to perform its obligations under any related Contract that would in turn materially adversely affect the collectability of the Purchased Receivables (in each case, taken as a whole). If consent of the Purchaser is required pursuant to the immediately preceding sentence, then the Servicer will furnish or cause to be furnished to the Purchaser at least ten (10) days prior to the effectiveness of any material change in (or material amendment to) the Credit and Collection Policy, a notice indicating such change or amendment and a request for consent thereto.

(s) Confirmation of Termination of Prior Facility. Within a reasonable time period after closing, Originator will request that HSBC Bank USA, National Association issue a letter to Originator and Purchaser confirming the termination of its receivables purchase facility with Wise Alloys Funding LLC. A refusal or other failure of HSBC Bank USA, National Association to provide such a letter shall not be a breach or default under this Agreement.

5. TERMINATION EVENTS

If any Termination Event shall occur, Purchaser may, by notice to Seller, declare the Purchase Termination Date to have occurred and that it shall have no further obligation to purchase any Receivables hereunder; provided that if any of the Termination Events described in paragraph (e) of the definition thereof shall occur, then the obligation of the Purchaser to make purchases hereunder shall cease automatically upon the occurrence of such event, without notice of any kind.

Whether or not the expressed intent of the parties that the transfers hereunder constitute sales, is respected or recharacterized, the Purchaser shall have, with respect to the Purchased Receivables, Related Rights and all other Sold Assets, and in addition to all the other rights and remedies available to Purchaser hereunder and under the Transaction Documents (whether prior to or following any Termination Event), all the rights and remedies of a secured party under any applicable UCC. In connection with any exercise of remedies by Purchaser hereunder following the occurrence of a Termination Event that has not been cured or waived in accordance with this Agreement, Seller agrees that ten (10) Business Days shall be reasonable prior notice to Seller of the date of any public or private sale or other disposition of all or any of the Purchased Receivables and other Sold Assets.

6. SERVICING; COLLECTION ACTIVITIES; ETC.

(a) Servicing.

(i) Appointment of Servicer. Purchaser appoints Wise Alloys LLC as its servicer and agent (in such capacity, the “Servicer”) for the administration and servicing of all Purchased Receivables sold to Purchaser hereunder, and Servicer hereby accepts such appointment and agrees to assume the duties and the administration and servicing obligations as Servicer, and perform all necessary and appropriate commercial collection activities in arranging the timely payment of amounts due and owing by any Account Debtor all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, including, without limitation, diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions). The Servicer shall also maintain and update the schedule of Receivables listing those Receivables purchased from time to time by the Purchaser under this Agreement and the Servicer shall indicate in the Servicer’s books and records and in the appropriate computer files those Receivables purchased from time to time by the Purchaser. In addition, Servicer shall track all Purchased Receivables on its ERP system or similar system. Such appointment as Servicer shall not release Seller from any of its other duties to comply with any other terms, covenants and provisions of this Agreement. In connection with its servicing obligations, Servicer will, and will ensure that Seller will, perform their respective obligations and exercise and enforce their respective rights and remedies under the contracts and other agreements related to the Purchased Receivables (the “Contracts”) with the same care and applying the same policies as they apply to their own Receivables generally and would exercise and apply if they owned the Purchased Receivables and shall use commercially reasonable efforts in connection with such activities and standards to maximize Collections. In consideration for its activities as Servicer, on the date of the first purchase hereunder, and on each one-year anniversary of this Agreement (or if such one-year anniversary is not a Business Day, the next succeeding Business Day), the Purchaser shall, so long as this Agreement remains in effect at such time and so long as Wise Alloys LLC has not been terminated or replaced on or prior to such date, pay to the Servicer, a servicing fee (each such annual payment, a “Servicing Fee”) in cash in immediately available funds, in an amount, in the case of each such annual Servicing Fee, equal to $20,000.

(ii) Replacement of Servicer. Upon the earlier to occur of (i) Servicer defaulting in its obligations set forth under this Section 6, (ii) an Insolvency Event with respect to Servicer, (iii) a Material Adverse Change in Seller or Servicer, (iv) a Termination Event or (v) a breach of the representations and warranties in any material respect by Seller or Servicer under this Agreement, Purchaser may at any time thereafter (but only with respect to clauses (i) and (iv) if within 10 days after knowledge of Seller or Servicer or notice from Purchaser to Seller and Servicer, Servicer fails to cure such default or breach in all material respects and in all other cases without requirement of notice to Servicer, Seller or any other Person) replace Servicer (which replacement may be made through the outplacement to a Person of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities). Servicer shall reimburse Purchaser for all expenses reasonably incurred by Purchaser in connection with such replacement; provided that in no event shall Servicer be liable for any servicing compensation paid or payable to such replacement.

(b) Collections.

(i) Establishment of Account(s). Seller has established the Collection Account to receive amounts owing under the Purchased Receivables and covenants to maintain such account so long as any Purchased Receivable remains unpaid unless otherwise agreed to in writing by Purchaser.

(ii) Collections. Servicer covenants (i) Servicer shall direct each Account Debtor to wire or transmit by ACH transfer Collections directly to the Collections Account and shall take such commercially reasonable actions as may be reasonably requested by Purchaser to ensure that each Account Debtor complies with such direction and (ii) not to change the payment instructions relating to Collections while any Purchased Receivable remains outstanding or, if later, prior to the Purchase Termination Date. If Seller or Servicer inadvertently receives any Collections, Seller or Servicer, as applicable, shall cause such Collections to be delivered to and deposited into the Collection Account within two (2) Business Days of receipt.

(iii) Receipt of Collections. No Collections shall be deemed received by Purchaser for purposes of this Agreement until funds are credited to the Collection Account as immediately available funds or otherwise actually received by Purchaser.

(iv) Funds Held in Trust. Prior to being deposited in the Collection Account, funds received by Seller or Servicer in respect of any Purchased Receivables shall be deemed to be the exclusive property of Purchaser, and Seller and Servicer each shall be deemed to be holding such funds in trust for the exclusive use and benefit of Purchaser. Neither Servicer nor any Seller shall, directly or indirectly, utilize such funds for its own purposes, and shall not have any right to pledge such funds as collateral for any obligations of Servicer or Seller or any other Person.

(v) Payment of Collections. Subject to Section 6(c), Servicer shall pay any amounts of Collections deposited in the Collection Account from time to time to the Purchaser within two (2) Business Days after such Collections are identified and matched to a related Purchased Receivable (or are to be applied on account thereof under Section 6(c) below) (each a “Settlement Date”). Any Collections held in the Collection Account between each Settlement Date shall be deemed to be the exclusive property of Purchaser, and Seller and Servicer each shall be deemed to be holding such funds in trust for the exclusive use and benefit of Purchaser until disbursement on the forthcoming Settlement Date. Upon the occurrence and at any time during the continuance of any Termination Event, Purchaser may exercise its rights under the Collection Account Agreement and take exclusive control of the Collection Account and none of Originator, Servicer nor Seller shall have any further right to make withdrawals or to otherwise direct disbursements from the Collection Account. During any period of such exclusive control, Purchaser shall direct the disbursement of the Collections in accordance with the provisions of this Agreement and the Intercreditor Agreement.

(c) Payment Reconciliation. Pursuant to its servicing obligations under this Section 6 hereof, Servicer shall be responsible for promptly identifying, matching and reconciling any payments, including those related to any Dilution of the Receivable, deposited in the Collection Account with the Purchased Receivable associated with such payment. Servicer shall provide to Purchaser, substantially in the form set forth in Exhibit D and substance satisfactory to Purchaser, a full reconciliation (“Payment Reconciliation”) of all such payments deposited in the Collection Account, together with the DSO values of all Collections deposited in the Collection Account and adjustments (including Dilutions amounts, if any, with respect to the Purchased Receivables), concurrently with the transfer to the Collection Account of all Collections in respect of the Purchased Receivables and from time to time upon the request of Purchaser. In accordance with the provisions of the Intercreditor Agreement, if at any time any payment is delivered to or identified in the Collection Account that does not constitute a Collection with respect to any Purchased Receivable, within two (2) Business Days following receipt by Purchaser of evidence of payment details documenting that the payment is for Receivables not constituting Purchased Receivables which shall be done no less frequently than weekly, such funds will be forwarded to an account specified by the Seller or the Servicer. If any Collection on account of any Purchased Receivable is paid to any Person other than Purchaser (either directly by Account Debtor or from out of the Collection Account pursuant to the remaining provisions of this paragraph (c) or otherwise, such Person shall promptly pay such amount to Purchaser, together with interest at the Discount Rate for the period that is two (2) Business Days after such erroneous payment is received until the date paid to Purchaser. To the extent Purchaser has control over the Collection Account, following the occurrence of a Termination Event the Purchaser shall be obligated to remit funds that do not relate to Purchased Receivables to an account specified by the Servicer within three (3) Business Days following receipt by Purchaser of evidence of payment details documenting to Purchaser’s reasonable satisfaction that the payment is for Receivables not constituting Purchased Receivables. In accordance with the provisions of the Intercreditor Agreement, if any payment is received from an Account Debtor, and such payment is not identified by such Account Debtor as relating to a particular Receivable and cannot otherwise be reasonably identified in accordance with the Payment Reconciliation as relating to a particular Receivable within five (5) Business Days of receipt thereof, such payment shall be applied first to the unpaid Receivables with respect to such Account Debtor that are not subject to any Dispute with such Account Debtor in chronological order based on the related scheduled payment dates (beginning with the unpaid Receivable with the oldest scheduled payment date).

(d) Rights of Purchaser; Notices to Account Debtors. Purchaser shall have all rights as holder and owner in respect of the Purchased Receivables and the owner of the other Sold Assets, including, subject to Section 6(a)(ii) (with respect to the replacement of the Servicer), the right to exercise any and all of its rights and remedies hereunder, under applicable law (including, the UCC) or at equity to collect any Purchased Receivables directly from the applicable Account Debtor, and the right to exercise any rights of Seller as purchaser under the Sale Agreement with respect to any such Purchased Receivables under the Sale Agreement. In furtherance of the foregoing, without limiting the generality thereof, Purchaser may, in its sole discretion, upon the occurrence and continuation of (i) a Termination Event, (ii) any other event which would permit Purchaser to replace Servicer (but prior to the expiration of, and without the need to take into account any grace or cure period as may be provided for prior to such replacement pursuant to Section 6(a)(ii)), (iii) the giving by or on behalf of the ABL Agent to Account Debtor of any notice or instruction to pay any Unsold Receivables to an account other than the Collection Account, or (iv) any late payment with respect to any Purchased Receivable, to the extent that such late payment has not yet been determined to be the result of a Repurchase Event for which the Seller has paid or is required to pay the Repurchase Price therefor (or portion thereof subject to a Dispute or Dilution), (A) notify or otherwise indicate to any Account Debtor that Seller has sold the applicable Purchased Receivable to Purchaser hereunder, and may direct such Account Debtor to make payments with respect to such Purchased Receivable directly to the Collection Account (or as otherwise directed by Purchaser), or (B) deliver a Notification of Assignment to the Account Debtor. The Purchaser agrees that prior to the occurrence of one of the events described in clauses (i), (ii), (iii) or (iv) above, the Purchaser shall hold the Notification of Assignment in trust for the benefit of the Seller and shall have no right to deliver, share, disclose or otherwise transmit the Notification of Assignment (or the contents thereof) to the Account Debtor or any other party, subject to the permitted disclosures permitted under Section 15(d). Without limiting Purchaser’s right to otherwise directly contact and direct the applicable Account Debtor, upon the occurrence of one of the events described in clauses (i), (ii), (iii) or (iv) above, each of Seller and Originator hereby expressly and irrevocably consents to Purchaser’s executing in the space provided, dating and providing to the Account Debtor, a Notification of Assignment executed by the Originator and Seller. Notwithstanding the foregoing, solely in the case of clause (iv) above, so long as Seller and Servicer are in material compliance with all terms, covenants and provisions in this Agreement applicable to Seller and Servicer, and no event described in clauses (i), (ii) or (iii) has occurred and is continuing at such time, upon the occurrence of any payment default by an Account Debtor in payment of the Purchased Receivable (which is not the subject of a Dispute or Dilution), prior to the Purchaser’s right (as described above) to directly contact and direct the applicable Account Debtor, Servicer shall consult with Purchaser with regard to such default and on the course of action the Servicer plans to adopt in light thereof. If Servicer has not resolved the cause of such payment default (as a Dilution, Dispute, Account Debtor Insolvency or otherwise) within fifteen (15) days of the original due date for such payment, then Purchaser shall at such time, without further notice to or consultation with the Seller or Servicer, have all right to deliver a Notification of Assignment, notify, contact, instruct and direct the applicable Account Debtor as described in the prior sentences of this paragraph above.

(e) Reporting Requirements. Servicer shall provide or make available (by access to a website, Intralinks or otherwise); to Purchaser the following:

(i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of the Ultimate Parent, consolidated and consolidating balance sheets of the Ultimate Parent and its consolidated subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of the Ultimate Parent and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Ultimate Parent, a copy of the annual report for such year for such Person and its consolidated subsidiaries, containing unqualified consolidated and consolidating financial statements for such year audited by independent certified public accountants of nationally recognized standing;

(iii) on the fifth (5th) Business Day of each calendar month, aging, past due and performance reports (the “Servicer Report”) relating to all Purchased Receivables, together with such other data (including all calculations of the ratios described herein), reports and information relating to the Purchased Receivables of each Account Debtor reasonably requested by Purchaser from time to time (including, without limitation, proof reasonably satisfactory to Purchaser that Originator has delivered to the applicable Account Debtor all property or performed all services required to be so delivered or performed by the terms of the Contract giving rise to the Purchased Receivables) in each case, in a format reasonably acceptable to the Purchaser and the Servicer;

(iv) as to each of Seller and Servicer, as soon as possible and in any event within two Business Days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of an officer of such Person setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

(v) as soon as possible and in any event within two (2) Business Days (in the case of clause (A) below) and three (3) Business Days (in the case of clause (B) below) after becoming aware of the occurrence thereof, written notice of (A) any non-payment of amounts due with respect to any Purchased Receivable or (B) any matter that could reasonably be expected to result in a Material Adverse Change; and

(vi) such other information respecting the Receivables or the condition or operations, financial or otherwise, of Seller or Servicer as Purchaser may from time to time reasonably request.

(f) From time to time, the Purchaser may request that the Servicer access Budnet (the Anheuser-Busch supplier portal) and, based solely upon the information referenced on Budnet on such access date, provide the Purchaser with the invoices that Anheuser-Busch LLC has processed as of such access date and the payment date(s) for such invoices. The Servicer shall promptly provide the Purchaser with duplicate copies of all periodic statements on the Collection Account (including monthly statements) that are sent to the Servicer or the Seller by the account bank under the Collection Account Agreement.

7. REPURCHASE EVENTS; INDEMNITIES AND SET-OFF.

(a) Repurchase Events. If any of the following events (“Event of Repurchase”) occurs and is continuing with respect to any Purchased Receivable:

(i) Such Purchased Receivable, at the time of purchase, did not constitute an Eligible Receivable; or

(ii) Without limiting clause (i) above and in addition thereto, any representation or warranty made by Seller under Section 3(a) with respect to such Purchased Receivable is incorrect when made and shall have an adverse effect on the ability to collect the Net Invoice Amount of such Purchased Receivable, as reasonably determined by the Purchaser; or

(iii) Seller or Servicer fails to perform or observe any term, covenant or provision with respect to such Purchased Receivable and such failure shall have a material adverse effect on the ability to collect the Net Invoice Amount of such Purchased Receivable; or

(iv) the Account Debtor on such Purchased Receivable asserts an actual Dispute in writing or Dilution has occurred with respect to such Purchased Receivable, excluding any Dispute or Dilution that (A) relates to the acts or omissions of the Purchaser which are (x) in material violation of applicable law relating to such action or omission or (y) in material breach of its obligations hereunder, (B) does not relate to the acts or omissions of the Seller, the Servicer or any of their Affiliates, (C) does not relate to the transfer of such Purchased Receivable from the Seller to the Purchaser and (D) does not relate to the goods or services that are the subject of such Purchased Receivable; or

(v) Seller or Servicer instructs the Account Debtor on such Purchased Receivable to pay amounts owing in respect of such Purchased Receivable to an account other than the Collection Account;

then, Seller shall, within one (1) Business Day of demand therefor from Purchaser (such date, the “Repurchase Date”), repurchase all (or any portion) of such Purchased Receivable then outstanding. For the avoidance of doubt, to the extent any portion of a Purchased Receivable is subject to repurchase, the related invoice shall not be divided.

The repurchase price (the “Repurchase Price”) for such Purchased Receivable shall be the amount equal to the sum of (i) the Net Invoice Amount relating to such Purchased Receivable less the aggregate amount of all Collections with respect to such Purchased Receivables deposited into the Collection Account, plus (ii) interest for the period from the Scheduled Payment Date for such Purchased Receivable until the date the Repurchase Price has been repaid in full, at a rate equal to the Discount Rate.

Notwithstanding the foregoing, if any Purchased Receivable is subject to a Repurchase Event described above as a result of a Dispute or an event of Dilution which affects or only applies with respect to a portion of such Receivable that is less than 10% of the Net Invoice Amount thereof, the Seller may, in its discretion, elect to satisfy its obligation under this Section 7 by rather than repurchasing such Receivable and paying the Repurchase Price therefor, paying to the Purchaser on what would otherwise have been the Repurchase Date, an amount in cash equal to the entire amount which is the subject of such Dispute or Dilution plus interest due thereon for a period from the Scheduled Payment Date for such Purchased Receivable until the date the Seller pays such amount in full, at a rate equal to the Discount Rate at such time (such amount, the “Subject Payment Amount”). If the Seller elects not to repurchase the entire Receivable but rather pay the Subject Payment Amount with respect thereto then each of the parties hereto hereby agrees that any such Receivable will remain the property of the Purchaser hereunder and shall not be or be deemed to have been sold back to the Seller on the applicable Repurchase Date.

The Repurchase Price or Subject Payment Amount, as applicable, for a Purchased Receivable and all amounts due hereunder with respect to such Purchased Receivable shall be paid to the Collection Account in immediately available funds on the Repurchase Date. Upon the payment in full of the Repurchase Price for a Purchased Receivable and all amounts due hereunder with respect to such Purchased Receivable, such Purchased Receivable shall be automatically and without further action sold by Purchaser to Seller without recourse to or representation or warranty, express or implied, by Purchaser. Upon repurchase by Seller, Seller shall have all right, title and interest in and to such repurchased Purchased Receivables. Seller agrees that Purchaser may set off in the manner set forth in paragraph (f) below against any unpaid obligation of Seller under this Section 7(a). Amounts due hereunder shall accrue interest at the Discount Rate.

(b) General Indemnification.

(i) Indemnities by Seller. Seller hereby agrees to indemnify Purchaser (together with its officers, directors, agents, representatives, shareholders, counsel and employees, each, an “Indemnified Party”) from and against any and all claims, losses and liabilities (including, without limitation, reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from any of the following: (i) the sale to Purchaser of any Receivable as to which the representations and warranties made herein are not all true and correct on the Purchase Date therefor; (ii) any representation or warranty made by Seller (or any of its respective officers) under or in connection with this Agreement (except with respect to the Purchased Receivables) which shall have been incorrect in any respect when made; (iii) the failure by Seller or Servicer to comply with any applicable law, rule or regulation with respect to any Purchased Receivable; (iv) the failure to vest in Purchaser a perfected interest in each Purchased Receivable and other Sold Assets and the proceeds and Collections in respect thereof free and clear of any liens or encumbrances of any kind or nature whatsoever (other than those granted to Purchaser under this Agreement); (v) any Dispute or any other claim related to such Purchased Receivable (or any portion thereof) excluding any Dispute or claim that (A) relates to the acts or omissions of the Purchaser which are (x) in material violation of applicable law relating to such action or omission or (y) in material breach of its obligations hereunder, (B) does not relate to the acts or omissions of the Seller, the Servicer or any of their Affiliates, (C) does not relate to the transfer of such Purchased Receivable from the Seller to the Purchaser and (D) does not relate to the goods or services that are the subject of such Purchased Receivables; (vi) except as otherwise expressly provided in this Agreement or in any of the other Transaction Documents, the commingling by Seller of Collections at any time with other funds of Seller or any other Person; (vii) any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party of whatever sort, whether in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Purchased Receivable with respect thereto; (viii) this Agreement and the transactions contemplated hereby and the purchases of the Purchased Receivables by Purchaser pursuant to the terms hereof, excluding any Dispute or claim that (A) relates to the acts or omissions of the Purchaser which are (x) in material violation of applicable law relating to such action or omission or (y) in material breach of its obligations hereunder, (B) does not relate to the acts or omissions of the Seller, the Servicer or any of their Affiliates, (C) does not relate to the transfer of such Purchased Receivable from the Seller to the Purchaser and (D) does not relate to the goods or services that are the subject of such Purchased Receivables; (ix) any currency restrictions or foreign political restrictions or regulations; (x) any failure by: (A) any Person who is not a party to the Intercreditor Agreement and to whom Seller, Originator or Servicer directs or furnishes payment, or (B) HSBC Bank USA, National Association or any of its successors, assigns or agents, to pay over to Purchaser reasonably promptly any Collections on account of Purchased Receivables received by it; (xi) any breach by Seller, Originator or any of their affiliates of that certain letter dated March 11, 2016 from Originator and Wise Alloys Funding LLC to Purchaser regarding the termination of the receivables purchase facility between Wise Alloys Funding LLC and HSBC Bank USA, National Association; or (xii) the failure of Seller to perform any of its obligations under this Agreement or any of the other Transaction Documents. The foregoing indemnification shall not apply in the case any claims, losses or liabilities to the extent resulting solely from (1) the gross negligence or willful misconduct of an Indemnified Party as determined in a final non-appealable judgment by a court of competent jurisdiction, (2) lack of credit worthiness of the related Account Debtor or an Account Debtor Insolvency Event or (3) acts or omissions of the Purchaser (A) which are (x) in material violation of applicable law relating to such action or omission or (y) in material breach of its obligations hereunder, (B) which do not relate to the acts or omissions of the Seller, the Servicer or any of their Affiliates, (C) which do not relate to the transfer of such Purchased Receivable from the Seller to the Purchaser and (D) which do not relate to the goods or services that are the subject of such Purchased Receivables, (4) taxes imposed on Purchaser under FATCA, or (5) with respect to the occurrence of the events set forth in clauses (i), (iii), (iv), (v) or (vi) above, to the extent such Purchased Receivable has been repurchased by the Seller. Amounts due hereunder shall accrue interest at the Delinquent Rate.

(ii) Indemnities by Servicer. Servicer hereby agrees to indemnify Purchaser (together with its officers, directors, agents, representatives, shareholders, counsel and employees, each, an “Indemnified Party”) from and against any and all claims, losses and liabilities (including, without limitation, reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from any of the following: (i) any representation or warranty made by Servicer (or any of its respective officers) under or in connection with this Agreement (except with respect to the Purchased Receivables) which shall have been incorrect in any respect when made; (ii) the failure by Servicer to comply with any applicable law, rule or regulation with respect to any Purchased Receivable; (iii) any failure by Servicer or Originator to perform its duties or obligations hereunder in accordance with this Agreement or under any other Transaction Document to which it is a party, or any claim brought by any Person other than an Indemnified Party arising from Servicer’s collection activities; or (iv) except as otherwise expressly provided in this Agreement or in any of the other Transaction Documents, the commingling by the Servicer of Collections at any time with other funds of the Servicer or any other Person. The foregoing indemnification shall not apply in the case any claims, losses or liabilities to the extent resulting solely from (A) the gross negligence or willful misconduct of an Indemnified Party as determined in a final non-appealable judgment by a court of competent jurisdiction, (B) lack of credit worthiness of the related Account Debtor or an Account Debtor Insolvency Event or (C) (w) enforcement or similar actions of the Purchaser with respect to a related Purchased Receivable as against the Account Debtor and which (as determined in a final non appealable judgment by a court of competent jurisdiction) are in material violation of applicable law relating to such action, (x) a Dispute or Dilution by the Account Debtor not as a result of anything relating to the product or service provided to such Account Debtor by the Originator, Seller or Servicer, but solely as a result of a separate and distinct transaction or agreement between the Account Debtor and the Purchaser and not in any way related to this Agreement or the transactions contemplated hereby (y) taxes imposed upon Purchaser under FATCA, or (z) with respect to the occurrence of any of the events set forth in clause (iii) or (iv) above, to the extent such Purchased Receivable has been repurchased by the Seller. Amounts due hereunder shall accrue interest at the Delinquent Rate.

(c) Tax Indemnification. All payments on the Purchased Receivables from the Account Debtors will be made free and clear of any present or future taxes, withholdings or other deductions whatsoever. Seller will indemnify Purchaser for any such taxes, withholdings or deductions other than Excluded Taxes as well as any stamp duty or any similar tax or duty on documents or the transfer of title to property arising in the context of this Agreement which has not been paid by Seller. Further, Seller shall pay, and indemnify and hold Purchaser harmless from and against, any taxes other than Excluded Taxes that may be asserted in respect of the Purchased Receivables hereunder prior to the date of sale (including any sales, occupational, excise, gross receipts, personal property, privilege or license taxes, or withholdings, but not including taxes imposed upon Purchaser with respect to its overall net income) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by Seller hereunder or otherwise. Amounts due hereunder shall accrue interest at the Delinquent Rate. Notwithstanding the foregoing, the indemnities described herein with respect to tax matters, shall only apply with respect to applicable laws, rules and regulations relating thereto which are in existence on the applicable Purchase Date for any Purchased Receivables hereunder and shall not apply with respect to changes to such laws rules or regulations following such Purchase Date; it being understood and agreed that if the Purchaser and/or any Purchased Receivable becomes (following the applicable Purchase Date therefor) subject to any such tax matters which are not subject to the indemnity or recovery of this paragraph (c), Purchaser shall have the right, upon fifteen (15) days prior written notice to the Seller, to terminate this Agreement and its commitments hereunder and under the other Transaction Documents. If a payment made hereunder to any Indemnified Party would be subject to withholding tax imposed by FATCA if such Indemnified Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Indemnified Party shall deliver to the Seller and the Servicer at the time or times prescribed by law and at such time or times reasonably requested by such persons such documentation prescribed by applicable law and such additional documentation reasonably requested by the Seller and the Servicer as may be necessary for such persons to comply with their obligations under FATCA and to determine that such Indemnified Party has complied with such Indemnified Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(d) Increased Costs. If Purchaser shall determine that any Regulatory Change regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Purchaser’s capital or assets or increasing its amount of required liquidity as a consequence of (i) this Agreement, (ii) any of Purchaser’s obligations under this Agreement or (iii) Purchaser’s purchase or the ownership, maintenance or funding of any Purchased Receivables hereunder, to a level below that which Purchaser would have achieved but for such Regulatory Change (taking into consideration Purchaser’s policies with respect to capital adequacy), then (A) if such Regulatory Change relates to the commitment of the Purchaser hereunder, but does not relate to the purchase and subsequent ownership of Purchased Receivables, then the Purchaser may by notice to Seller setting forth in reasonable detail the basis therefor, adjust the Commitment Fee and/or provide a separate written demand for payment to reflect such increased cost with respect to the Purchaser’s commitment to make purchases hereunder, which adjustments to the fees or amounts payable in respect of the commitment hereunder, in each case, shall be effective and payable by the Seller within five (5) days after the giving of such notice, it being understood that if such Regulatory Change has retroactive application to the commitment hereunder, such retroactive increase shall be payable by the Seller in accordance with the terms of this paragraph, and (B) if such Regulatory Change relates to the purchase and subsequent ownership of Purchased Receivables, then Purchaser shall have the right to by notice to Seller setting forth in reasonable detail the basis therefor, (x) for the purpose of future purchases hereunder adjust the Discount Rate to reflect such increased cost with respect to such future purchases (but not with respect to any prior purchases), which adjustments to the Discount Rate shall apply solely to purchases occurring at least five (5) days after the giving of such notice, and (y) to the extent it is not practical to so adjust the Discount Rate pursuant to clause (x) prior to the applicable Purchase Date, promptly after the applicable Purchase Date provide the Seller with a written demand for payment to reflect the increased costs with respect to Regulatory Changes that were in existence on the applicable Purchase Date for any Purchased Receivables hereunder but for which the Discount Rate was not adjusted as described in clause (x), which such increased costs shall be effective and payable by the Seller within five (5) days after the giving of such notice. Except as provided in clause (y) of the foregoing sentence, and notwithstanding any other provision, under no circumstances shall the purchase price of a Purchased Receivable be altered after the Purchase Date therefor as a result of a Regulatory Change. In addition to foregoing, if any Purchased Receivables or the existing of the commitment hereunder becomes the subject of a Regulatory Change regarding capital or liquidity requirements that has or would have the effect of reducing the rate of return on Purchaser’s capital or assets or increasing its amount of required liquidity as a consequence of (i) this Agreement, (ii) any of Purchaser’s obligations under this Agreement or (iii) Purchaser’s purchase or the ownership, maintenance or funding of any Purchased Receivables hereunder, to a level below that which Purchaser would have achieved but for such Regulatory Change (taking into consideration Purchaser’s policies with respect to capital adequacy) that is not covered by clauses (A) or (B) of this paragraph, then the Purchaser shall have the right, upon fifteen (15) days prior written notice to the Seller, to terminate this Agreement and its commitments hereunder and under the other Transaction Documents. Any amount owing pursuant to this section shall be paid to Purchaser in immediately available funds. A certificate as to such amounts submitted to Seller by Purchaser shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error. Upon receipt of notice from Purchaser of any such increased cost or adjustment to the Commitment Fee or the Discount Rate, Seller shall have the right, at any time after payment to the Purchaser of amounts, if any, due pursuant to clause (A) of this paragraph, and upon five (5) days prior written notice to the Purchaser, to terminate this Agreement and all commitments and obligations hereunder except insofar as such obligations relate to Purchased Receivables sold on or prior to the date of notice of termination or otherwise expressly survive termination hereof.

(e) Regulatory Indemnity. Seller will indemnify Purchaser for all losses, costs, damages, claims, actions, suits, demands and liabilities (together, the “Losses”) suffered or incurred by or brought against Purchaser arising out of or relating to any Compliance Action, unless such Losses are caused by (i) the gross negligence or intentional misconduct of Purchaser or (ii) do not relate to the transfer of such Purchased Receivable from the Seller to the Purchaser under this Agreement.

(f) Set-Off. Seller further agrees that, unless Seller notifies Purchaser in writing that it desires to pay on the date when due any amounts due under this paragraph (f) and Seller makes such payment to Purchaser in immediately available funds on the date that such payment is due, Seller hereby irrevocably authorizes Purchaser, without further notice to Seller, to set-off such amount against the Purchase Price of any Proposed Receivables to be purchased on or after such due date.

(g) UCC. The rights granted to Purchaser hereunder are in addition to all other rights and remedies afforded to Purchaser as a buyer under the UCC or other applicable law.

8. RETAINED OBLIGATIONS. Purchaser shall have no responsibility for, or have any liability with respect to, the performance of any Contract, and neither shall Purchaser have any obligation to intervene in any commercial dispute arising out of the performance of any Contract. All obligations of Seller under each Contract, including all representations and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by Seller (the “Retained Obligations”). Neither any claim that Seller may have against any Account Debtor or any other Person, nor the failure of an Account Debtor to fulfill its obligations under the applicable Contracts, shall affect the obligations of Seller or Servicer to perform its obligations hereunder, and none of such events or circumstances shall be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of Seller’s or Servicer’s obligations hereunder.

9. COSTS AND EXPENSES; DELINQUENT RATE.

(a) Seller shall reimburse Purchaser and the Purchaser Agent for all reasonable costs (including reasonable attorneys’ fees and expenses) that Purchaser and the Purchaser Agent incurs in connection with the preparation and negotiation of this Agreement, any amendments hereto and the administration, preservation of rights and enforcement hereof. In no event shall such obligation of Seller to reimburse Purchaser or the Purchaser Agent include costs incurred by Purchaser or the Purchaser Agent in collecting or otherwise enforcing its rights as against the Account Debtors under the Receivables, including, but not limited to, as a result of an Account Debtor Insolvency Event, unless Seller or Servicer is in breach or default of the performance of its obligations hereunder or under the terms of such Receivable.

(b) Any fees, expenses, indemnity, Repurchase Price or other amounts payable by Seller to Purchaser in connection with this Agreement shall bear interest each day from the date due until paid in full at the Delinquent Rate, whether before or after judgment. Such interest shall be payable on demand. Fees are deemed payable on the date or dates set forth herein; expenses, indemnity or other amounts payable by Seller to Purchaser are due ten (10) days after receipt by Seller of written demand thereof.

10. GENERAL PAYMENTS. All amounts payable by Seller to Purchaser under this Agreement shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by law, and shall be paid on the date such amount is due by not later than 3:00 pm (New York City time) to the account of Purchaser notified to Seller from time to time. For the avoidance of doubt, Seller shall not be responsible for any deductions, set-off or withholdings made by the Account Debtors or required by law, except to the extent provided for in Section 7 above. If any deduction or withholding is required by law other than as Excluded Taxes, Seller shall pay to Purchaser such additional amount as necessary to ensure that the net amount actually received by Purchaser equals to the full amount Purchaser should have received had no such deduction or withholding been required. All payments to be made hereunder or in respect of a Purchased Receivable shall be in USD. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day. All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred sixty (360) days.

11. LIMITATION OF LIABILITY. IN NO EVENT SHALL PURCHASER SHALL BE LIABLE TO SELLER FOR ANY SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT (INCLUDING LOST PROFITS OR LOSS OF BUSINESS).

12. NOTICES. Unless otherwise provided herein, any notice, request or other communication which Purchaser, Seller or Servicer may be required or may desire to give to the other party under any provision of this Agreement shall be in writing and sent by email, hand delivery or first class mail, certified or registered and postage prepaid, and shall be deemed to have been given or made when transmitted with receipt confirmed in the case of email, when received if sent by hand delivery or five (5) days after deposit in the mail if mailed, and in each case addressed to Purchaser, Seller or Servicer as set forth below. Any party hereto may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other parties.

If to Seller:                     Wise Alloys Funding II LLC

4805 Second Street

Muscle Shoals, AL 35661

Attn: Alex Godwin or Treasury Department

Fax: 256.386.6980

Email: alex.godwin@constellium.com

with a copy to:

Constellium Switzerland AG

Max Högger-Strasse 6

8048 Zürich, Switzerland

Attention: Mark Kirkland, Group Treasurer

Office phone : +41 44 438 6642

Email : mark.kirkland@constellium.com

If to Servicer:                     Wise Alloys LLC

4805 Second Street

Muscle Shoals, AL 35661

Attn: Alex Godwin or Treasury Department

Fax: 256.386.6980

Email: alex.godwin@constellium.com

with a copy to:

Constellium Switzerland AG

Max Högger-Strasse 6

8048 Zürich, Switzerland

Attention: Mark Kirkland, Group Treasurer

Office phone : +41 44 438 6642

Email : mark.kirkland@constellium.com

If to Purchaser:                     Hitachi Capital America Corp.

800 Connecticut Ave.

Norwalk, CT 06854

Attention: Mark Benson; Tom Cross

Email: mbenson@hitachicapitalamerica.com; tcross@hitachicapitalamerica.com

If to the Purchaser Agent:                     Greensill Capital Inc.

175 Varick Street, 8th Floor

New York, NY 10014

Attention: Michael Gilhuley

Email: mike@greensill.com

Seller agrees that Purchaser may presume the authenticity, genuineness, accuracy, completeness and due execution of any email bearing a scanned signature resembling a signature of an authorized Person of Seller without further verification or inquiry by Purchaser. Notwithstanding the foregoing, Purchaser in its sole discretion may elect not to act or rely upon such a communication and shall be entitled (but not obligated) to make inquiries or require further action by Seller to authenticate any such communication.

13. SURVIVAL. Notwithstanding the occurrence of the Purchase Termination Date, (a) all covenants, representations and warranties made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding; and (b) Seller’s and Servicer’s obligations to indemnify Purchaser with respect to the expenses, damages, losses, costs, liabilities and other obligations shall survive until the later of (i) all applicable statute of limitations periods with respect to actions that may be brought against Purchaser have run and (ii) 365 days following the entry of a final non-appealable order of a court of competent jurisdiction with respect to actions brought against Purchaser or any other Indemnified Party that were initiated prior to the end of the applicable statute of limitations for such actions.

14. GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL; ETC.

(a) This Agreement shall be governed by the laws of the State of New York, without giving effect to conflict of laws principles that would require the application of the law of any other jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. Each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court located in the Borough of Manhattan. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT SUCH PERSON MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

15. GENERAL PROVISIONS.

(a) This Agreement represents the final agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter. No provision of this Agreement may be amended or waived except by a writing signed by the Purchaser, the Servicer and the Seller and, in the case of any provision hereof which expressly refers to or provides a right to the Purchaser Agent or affects the definitions used to calculate the Purchase Price hereunder, the Purchaser Agent.

(b) This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither Seller nor Servicer may assign any of its rights hereunder without Purchaser’s prior written consent, given or withheld in Purchaser’s sole discretion. Purchaser shall have the right without the consent of or notice to Seller or Servicer to sell, transfer, negotiate or grant participations in all or any part of, or any interest in, Purchaser’s obligations, rights and benefits hereunder and in any of the Sold Assets hereunder.

(c) Each provision of this Agreement shall be severable from every other provision hereof for the purpose of determining the legal enforceability of any specific provision. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

(d) Seller acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Seller or one or more of its affiliates (in connection with this Agreement or otherwise) by Purchaser or its subsidiaries. Seller hereby authorizes Purchaser to share any information delivered to Purchaser by Seller and its subsidiaries pursuant to this Agreement or any of the other Transaction Documents, or in connection with the decision of Purchaser to enter into this Agreement to any actual or prospective participant or assignee under this Agreement that agrees to keep it confidential to the same extent as set forth in this paragraph (d). Such authorization shall survive the termination of this Agreement or any provision hereof. Without limiting the foregoing, and subject to the provisions of paragraph (e) below, each party agrees to maintain the confidentiality of any Confidential Information (as defined below) of the other party and shall not disclose such Confidential Information to any third party except as set forth in the Agreement. “Confidential Information” shall mean the terms of this Agreement and all information of a party provided to the other party hereunder. “Confidential Information” shall not include any information that (i) is part of the public domain without any breach of this Agreement by the receiving party; (ii) is or becomes generally known to the general public or organizations engaged in the same or similar businesses as the receiving party on a non-confidential basis, through no wrongful act of such party; (iii) is known by the receiving party prior to disclosure to it hereunder without any obligation to keep it confidential; (iv) is disclosed to it by a third party which, to the best of the receiving party’s knowledge, is not required to maintain the information as proprietary or confidential; (v) is independently developed by the receiving party without reference to Confidential Information of the other party; or (vi) is the subject of a written agreement whereby the other party consents to the disclosure of such Confidential Information on a non-confidential basis. A party may disclose Confidential Information, without the consent of the other party, if such party is requested or becomes legally compelled (by applicable law, rule, regulation, oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process and including, without limitation, to the extent required to be disclosed to any regulatory body having jurisdiction over such party or its affiliates pursuant to the Securities Exchange Act of 1934, as amended, or otherwise) to disclose any of the Confidential Information. Except as otherwise provided in paragraph (e) below, each party may disclose any Confidential Information to its Affiliates and to its and their directors, officers, employees, legal counsel, accountants, lenders, prospective lenders, agents and representatives, so long as any such Person is subject to confidentiality obligations similar to those in this paragraph (d). The obligations under this paragraph (d) shall terminate on the Confidentiality Termination Date which is two (2) years from the Purchase Termination Date. Following the applicable Confidentiality Termination Date, Purchaser shall, in its sole determination, either return Confidential Information of Seller to Seller, unless otherwise required by applicable law to maintain, or confirm to Seller that it has destroyed any Confidential Information in accordance with its document retention policy, unless otherwise required by applicable law to maintain. Notwithstanding the foregoing, Confidential Information may be disclosed by Purchaser to the extent reasonably necessary or required, in the reasonable judgment of the Purchaser, for (i) the transfer of servicing, (ii) the sale or foreclosure of the Purchased Receivables, (iii) the enforcement of the rights of the Purchaser under any Transaction Document or with respect to any invoice (including, without limitation, in connection with any legal proceeding), and (iv) the protection of the Purchaser’s ownership and security interest in the Purchased Receivables and its rights hereunder and under the Transaction Documents.

(e) In addition to the confidentiality provisions set forth in paragraph (d) above, the Purchaser (and any subsequent participant or assignee of the Purchaser under this Agreement) agrees that none of the terms and substance of any Contract or invoice (or portion of a Contract or invoice) provided pursuant to this Agreement shall be disclosed, directly or indirectly to any other person by such Purchaser, except (i) with the prior written consent of the Seller, (ii) any actual or prospective participant or assignee under this Agreement that agrees to keep it confidential to the same extent as set forth in this paragraph (e), (iii) to its directors, officers and employees, (iv) to its Affiliates that control Purchaser, directly or indirectly, (v) to its legal counsel, accountants, agents, representatives and advisors representing the Purchaser in connection with entering into, performing or enforcing this Agreement, or auditing or otherwise reviewing for diligence, financial reporting or regulatory purposes any Purchased Receivables, (vi) as required by applicable law or regulation or by any court, other tribunal or regulatory authority, and (vii) as Purchaser, in good faith, reasonably determines is necessary in connection with the enforcement of any Transaction Document or any Purchased Receivable; in each case under clauses (i), (ii), (iii), (iv), and (v) so long as any such Person is subject to confidentiality obligations similar to those in this Agreement. The obligations under this paragraph (e) shall terminate on the Confidentiality Termination Date which is seven (7) years from the date hereof.

(f) As used in this Agreement, the terms “include” and “including” shall be read as if followed by “without limitation” whether or not so followed.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Wise Alloys Funding II LLC, as Seller

By:	/s/ Alex Goodwin
Name:	Alex Goodwin
Title:	Treasurer

Wise Alloys LLC, as initial Servicer and as Originator

By:	/s/ Alex Goodwin
Name:	Alex Goodwin
Title:	Treasurer

Hitachi Capital America Corp., as Purchaser

By:	/s/ James M. Giaimo
Name:	James M. Giaimo
Title:	Vice President, Structured Credit and Operations

Greensill Capital Inc., as Purchaser Agent

By:	/s/ Jonathan Lane
Name:	Jonathan Lane
Title:	General Counsel

Schedule 1

Account Debtors

1.	Anheuser-Busch LLC (but only so long as Anheuser-Busch LLC remains a direct or indirect wholly-owned subsidiary of Anheuser-Busch InBev SA/NV)

Schedule 1-1

Schedule 2

Seller Information Schedule

Actual Name, as reflected in the attached organizational documents (i.e., certified copy of the Certificate of Incorporation, Articles of Formation or Certificate of Limited Partnership):

Wise Alloys Funding II LLC

Trade Name(s) (if any): n/a

Type and Jurisdiction of Organization (e.g. Delaware corporation, sole proprietorship): Delaware limited liability company

Address of Place of Business (if only one) or Chief Executive Office (if more than one place of business):

Wise Alloys Funding II LLC

4805 Second Street

Muscle Shoals, AL 35661

Attn: Alex Godwin or Treasury Department

Fax: 256.386.6980

Email: alex.godwin@constellium.com

Seller Payment Instructions:

Account maintained in the name of Wise Alloys II LLC at Wells Fargo Bank, National Association, with account number 4194360814 or such other account designated by the Seller or the Servicer from time to time.

Schedule 2-1

Schedule 3

Applicable Credit Spreads

Applicable Credit Spread

On any applicable date, the “Applicable Credit Spread” for purposes of the Agreement shall be determined on such date based on the grid below depending on the lower of the most recent public issuer credit ratings for Anheuser-Busch InBev SA/NV as provided by S&P and Moody’s.

	Anheuser-Busch InBev SA/NV, Long Term Rating		Applicable Credit Spread
	S&P	Moody’s
>=	A-	A3	2.00%
<=	BBB+	Baa1	2.50%

Schedule 3-1

Exhibit A

Definitions

“ABL Agent” means Wells Fargo Bank, National Association, as successor in interest to General Electric Capital Corporation, in its capacity as agent under the ABL Credit Agreement, together with its successors and assigns.

“ABL Credit Agreement” means the credit agreement, dated as of December 11, 2013 (as amended, restated, supplemented or otherwise modified from time to time), by and among Wise Alloys LLC, as the borrower, the other credit parties signatory thereto, the ABL Agent, and the lenders signatory thereto.

“Account Debtor”: The meaning set forth in the recitals hereto.

“Account Debtor Insolvency Event”: With respect to any Account Debtor, such Account Debtor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally (including its obligations under the Receivables), or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Account Debtor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Account Debtor shall take any action to authorize any of the actions set forth above in this definition.

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any thereof in favor of, or assigned to, Purchaser shall not constitute an Adverse Claim.

“Affiliate”: With respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 25% or more of the equity interests having ordinary voting power for the election of directors of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: The meaning set forth in the first paragraph of the agreement to which this Exhibit is attached.

“Applicable Credit Spread”: On any applicable date of determination, means the credit spreads determined at such time in accordance with the credit spread chart set forth on Schedule 3 attached hereto.

Exhibit A-1

“Applicable Law”: means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment, award or similar item of or by a governmental authority or any interpretation, implementation or application thereof.

“Buffer Period”: means five (5) days.

“Business Day”: Any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change of Control” means, if at any time, (i) Constellium N.V. ceases to own, directly or indirectly, 100% of the Capital Stock of Parent, (ii) Parent ceases to own directly or indirectly, 100% of the Capital Stock of the Originator or (iii) Originator ceases to own, directly or indirectly, free and clear of any Adverse Claim, except with respect to the ABL Credit Agreement, the PIK Toggle Notes Indenture, the Senior Secured Notes Indenture or any other similar incurrence of debt, 100% of the Capital Stock of the Seller.

“Closing Date” means March 16, 2016, or such other date as all conditions in Section 2(c) have been satisfied.

“Code” means the Internal Revenue Code of 1986 and shall include all amendments, modifications and supplements thereto from time to time.

“Collections”: means all collections and other proceeds received and payment of any amounts owed in respect of the Purchased Receivables, including, without limitation, all cash collections, wire transfers or electronic funds transfers.

“Collection Account”: means the account maintained in the name of Wise Alloys Funding II LLC at Wells Fargo Bank, National Association, with Account No. 4193371119 and ABA No. 121000248.

“Collection Account Agreement”: means the Deposit Account Control Agreement, dated as of 16, 2016, by and among the Servicer, the Seller, as pledgor, the Purchaser, as secured party, and Wells Fargo Bank, National Association, as the account bank.

“Commitment Fee”: has the meaning set forth in Section 2(e) hereof.

“Compliance Action”: means any action taken by Purchaser (or any action that Purchaser instructs other members of the Purchaser, its Affiliates or subsidiaries to take) to the extent it is legally permitted to do so under the laws of its jurisdiction, which it, in its sole discretion, considers appropriate to act in accordance with Sanctions Laws or domestic and foreign laws and regulations, including without limitation, the interception and investigation of any payment, communication or instruction; the making of further enquiries as to whether a person or entity is subject to any Sanctions Laws; and the refusal to process any transaction or instruction that does not conform with Sanctions Laws.

Exhibit A-2

“Confidentiality Termination Date” means, (i) with respect to the confidentiality obligations related to Contracts and invoices, the date which is seven (7) years from the date hereof, and (ii) with respect to the confidentiality obligations relating to all other Confidential Information, the date which is two (2) years from the Purchase Termination Date.

“Contracts”: has the meaning set forth in Section 6(a) hereof.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator, the Seller or the Servicer in effect on the date of this Agreement and delivered to Purchaser on or prior to the date hereof, as may be modified in compliance with this Agreement and the Transaction Documents.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 10 days from the original due date for such payment, or

(b) without duplication (i) as to which an Account Debtor Insolvency Event shall have occurred, or (ii) that has been (or consistent with its standard Credit and Collection Policies, should have been) written off on Seller’s or Servicer’s books as uncollectible.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate outstanding balance of all Purchased Receivables that became or remained Defaulted Receivables during such month, by (b) the aggregate outstanding balance of all Purchased Receivables during the month that is three calendar months before such month.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate outstanding balance of all Purchased Receivables that were Delinquent Receivables on such day by (b) the aggregate outstanding balance of all Purchased Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 5 days from the original due date for such payment.

“Delinquent Rate”: A rate of interest equal to 2.00% per annum plus the Discount Rate.

“Dilution”: All actual offsets to the face value of the Net Invoice Amount for the relating to one or more Purchased Receivables, including, without limitation, customer payment and/or volume discounts, write-offs, deductions, offsets, credit memoranda, returns and allowances, billing errors, rebates and other similar items but no event shall include failure or inability of the Account Debtor to timely pay due to credit-related reasons.

“Discount Rate”: On any date of determination, a rate equal LIBOR plus a per annum rate equal to the Applicable Credit Spread at such time.

“Dispute”: Any dispute, Dilution, claim, defense or counterclaim relating to one or more Purchased Receivables (other than an adjustment granted with Purchaser’s prior written consent) asserted or claimed by the Account Debtor in writing or other reasonable and customary form of business communication and which is not remedied within 10 days regardless of whether the same (i) is in an

Exhibit A-3

amount greater than, equal to or less than the applicable Purchased Receivable, or (ii) arises by reason of an act of God, civil strife, war, currency restrictions, foreign political restrictions or regulations, or any other circumstance beyond the control of Seller or the applicable Account Debtor, but shall in no event include the failure of the Account Debtor to timely pay any of its obligations under the Receivable in the absence of a Dispute, Dilution or any other event for which any amount is payable pursuant to Section 6. For the avoidance of doubt, and notwithstanding the foregoing, the failure to make payment of a Purchased Receivable as a result of an Account Debtor Insolvency Event of the applicable Account Debtor shall not be deemed a “Dispute” hereunder.

“Eligible Receivable”: A Receivable that satisfies each of the following conditions to the satisfaction of Purchaser:

(i) is generated by the Originator in the ordinary course of its business from sale of goods or the provision of services to an Account Debtor under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the Originator and the related Account Debtor, enforceable against such Person in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, receivership, conservatorship or other laws relating to or affecting the enforcement of creditors’ rights generally;

(ii) such sale of goods or provision of services to the applicable Account Debtor have been fully delivered or performed by Originator,

(iii) the Account Debtor with respect to such Receivable is rated investment grade by all nationally recognized statistical rating organizations then rating such Account Debtor;

(iv) that by its terms has an Invoice Due Date that is no more than 90 days from the original invoice date and such Invoice Due Date has not occurred,

(v) that is owned by Seller, free and clear of all liens, encumbrances and security interests of any Person.

(vi) that is freely assignable without the consent of any Person, including the applicable Account Debtor,

(vii) for which no default or event of default (howsoever defined) exists under the applicable Contract between Originator and the applicable Account Debtor,

(viii) which is not subject to any Dispute or Dilution,

(ix) the related Account Debtor has been instructed in writing to make payments on such Receivable only to the Collection Account,

(x) the related Account Debtor (i) is a resident of the United States of America and has provided Originator with a billing address in the United States of America, (ii) is not an Affiliate of Seller, Servicer or Parent and (iii) is not a natural person,

(xi) such Receivable (i) is denominated and payable only in USD in the United States and (ii) is not payable in installments,

Exhibit A-4

(xii) such Receivable is not a Receivable which arose as a result of the sale of consigned goods or finished goods that have incorporated any consigned goods into such finished goods or a sale in which Seller or Servicer acted as a bailee, consignee or agent of any other Person or otherwise not as principal or otherwise in respect of deferred or unearned revenues,

(xiii) such Receivable does not constitute a re-billed amount arising from a deduction taken by the related Account Debtor with respect to a previously arising Receivable,

(xiv) as of the related Purchase Date, no Account Debtor Insolvency Event has occurred with respect to the related Account Debtor, such Account Debtor is not delinquent or in default either on more than 5% of its then unpaid and outstanding Receivables or on more than 5% of its then unpaid and outstanding Purchased Receivables,

(xv) such Receivable (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance,

(xvi) such Receivable constitutes an account or a payment intangible as defined in the UCC and is not evidenced by instruments or chattel paper, and

(xvii) the related Account Debtor is Anheuser-Busch LLC (but only so long as Anheuser-Busch LLC remains a direct or indirect wholly-owned subsidiary of Anheuser-Busch InBev SA/NV) and/or such other Account Debtors as Purchaser may agree to from time to time in its sole discretion and in a writing signed by the Purchaser.

“Event of Repurchase”: The meaning set forth in Section 7(a) hereof.

“Excluded Taxes”: Any of the following taxes imposed on or with respect to Purchaser or required to be withheld or deducted from a payment to Purchaser, taxes imposed on or measured by net income (however denominated) or capital, franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of Purchaser being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), (ii) imposed under or as a result of FATCA, or (iii) that are taxes imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such tax (other than connections arising from Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, Purchased Receivables under or engaged in any other transaction pursuant to this Agreement).

“Facility Amount”: up to USD 100,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or as amended or a successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version as described above), any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

Exhibit A-5

“First Tier Parent Guarantee” A guarantee agreement in form and substance satisfactory to Seller and Purchaser duly executed and delivered by Parent to Seller, as the purchaser under the Sale Agreement.

“GAAP” means generally accepted accounting principles in the United States of America or the International Financial Reporting Standards issued by the International Accounting Standards Board (IASB) and related interpretations (in each case as in effect from time to time).

“Identification Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate of all Collections during such month on all outstanding receivables originated by the Originator (whether or not Purchased Receivables hereunder (and whether or not then owned, pledged or otherwise assigned by the Originator), which were not, within five (5) Business Days of receipt of such Collections, properly identified as being related or applicable to a particular receivable (whether or not a Purchased Receivable), by (b) the aggregate of all Collections during such month on all outstanding Purchased Receivables, which were, within five (5) Business Days of receipt of such Collections, properly identified as being related or applicable to a particular Purchased Receivable.

“Indemnified Amounts”: The meaning set forth in Section 7(b) hereof.

“Indemnified Party”: The meaning set forth in Section 7(b) hereof.

“Insolvency Event”: With respect to any Person, such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the actions set forth above in this definition; provided, that in the case of the inability of a Person to pay its debts as such debts become due arising by reason of currency restrictions or foreign political restrictions or regulations beyond the control of Seller or such Person, such event shall not be deemed an “Insolvency Event” hereunder.

“Intercreditor Agreement”: That certain Intercreditor Agreement, dated as of the date hereof, by and among Wells Fargo Bank, National Association, as ABL Agent (the “ABL Agent”), the Purchaser, the Servicer and the Seller, as amended, restated, supplemented or otherwise modified from time to time.

“Invoice Due Date”: With respect to a Purchased Receivable, the last date identified for timely payment in the applicable original invoice.

“LIBOR”: The offered rate for deposits in U.S. dollars in the London interbank market for a period determined by Purchaser, which is shown on the Telerate screen (page 3750) as of 11:00 a.m. (London time) day that the Purchase Price is paid pursuant hereto; provided, however, that if such a rate ceases to be available on that or any other source from Telerate, LIBOR Rate shall be a rate per annum equal to the offered rate for deposits in U.S. dollars in the London interbank market for a period

Exhibit A-6

determined by Purchaser, that appears on Reuters Screen LIBO Page (or any successor page) as of 11:00 a.m. (London time) on the day such rate is calculated or if not so reported, then as determined by Purchaser from another recognized source or interbank.

“Material Adverse Change”: With respect to any Person, an event that results or could likely result in (a) a material adverse change in (i) the business condition (financial or otherwise), operations, performance or properties of such Person, or (ii) the ability of such Person to fulfill its obligations hereunder, or (b) the impairment of the validity or enforceability of, or the rights, remedies or benefits available to, Purchaser under this Agreement.

“Moody’s”: Moody’s Investors Service, Inc.

“Net Invoice Amount”: The amount shown on the original invoice for the applicable Purchased Receivable as the total amount payable by the applicable Account Debtor, which amount shall be net of any discounts, credits or other allowances identified with specificity on such original invoice.

“OFAC”: The meaning set forth in the definition of “Sanctioned Country”.

“Offset Condition”: On any date of determination shall be satisfied, so long as (i) the aggregate outstanding Purchase Prices of all Purchased Receivables at such time related to any Account Debtor and its Affiliates (on a combined basis) does not exceed (ii) 90% of (x) the aggregate outstanding principal balance of all receivables payable at such time by such Account Debtor (whether or not such receivables are Purchased Receivables hereunder), minus (y) the aggregate amounts of principal and interest, if any, at such time in respect of any amounts which are subject to payment by (whether or not then due and payable) the Seller or any of its Affiliates (on an aggregate basis), to or for the account of such Account Debtor (and any of its Affiliates (on a combined basis).

“Organization Documents”: Means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement, or the equivalent thereof; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, or any equivalent thereof.

“Originator” means Wise Alloys LLC, as originator and seller under the Sale Agreement.

“Outstanding Account Debtor Purchase Amount”: As of the date of determination, an amount equal to (i) the aggregate amount paid by Purchaser to Seller in respect of Purchased Receivables of a particular Account Debtor, minus (ii) the aggregate amount of all Collections with respect to such Purchased Receivables actually deposited into the Collection Account.

“Outstanding Aggregate Purchase Amount”: As of the date of determination, an amount equal the Outstanding Account Debtor Purchase Amount for all Account Debtors.

“Parent”: Constellium Holdco II, B.V., a Dutch entity.

“Parent Guarantee”: A guarantee agreement in form and substance satisfactory to Purchaser duly executed and delivered by Parent to Purchaser.

Exhibit A-7

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PIK Toggle Notes Indenture” means the indenture, dated as of April 16, 2014, among Wise Intermediate Holdings LLC, as an issuer, Wise Holdings Finance Corporation, as an issuer and Wilmington Trust, National Association, as trustee, pursuant to which the 93/4% / 10 1/2% Senior PIK toggle Notes due 2019 were issued.

“Proposed Receivables”: With respect to any Purchase Date, the Eligible Receivables proposed by Seller to Purchaser for purchase hereunder and described in a Purchase Request to be purchased on such Purchase Date.

“Purchase Date”: Each date on which Purchaser purchases Eligible Receivables.

“Purchase Price”: The meaning set forth in Section 2(d) hereof.

“Purchase Request”: The meaning set forth in Section 2(a) hereof.

“Purchase Termination Date”: The date which is the earlier of (i) on which this Agreement terminates pursuant to Section 2(b) hereof, (ii) the date declared by Purchaser in its sole discretion following the occurrence of a Termination Event and (iii) March 15, 2017, as such date may be extended in accordance with the terms of Section 2(b) hereof.

“Purchased Receivables”: The meaning set forth in Section 2(a) hereof.

“Purchaser”: The meaning set forth in the preamble hereto.

“Purchaser Agent”: Means Greensill Capital Inc., together with its successors and assigns in such capacity.

“Purchaser Agent Fee Letter”: That certain fee letter agreement dated on or about the date hereof between the Purchaser and the Purchaser Agent, as such letter agreement may be amended, restated or otherwise modified from time to time.

“Receivables”: Any indebtedness or other payment obligation owing to Seller or Originator by any Account Debtor (whether constituting an account or payment intangible), including any right to payment of interest or finance charges and other obligations of such Account Debtor with respect thereto, arising out of Originator’s sale and delivery of goods or Originator’s sale and provision of services.

“Regulatory Change” means, relative to any Person:

(a) any change in (or the adoption, implementation, administration, change in phase-in or interpretation or commencement of effectiveness of) any:

(i) Applicable Law applicable to such Person;

(ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Person of (A) any governmental authority charged with the interpretation or administration of any Applicable Law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Person;

Exhibit A-8

(iii) GAAP, IFRS or regulatory accounting principles applicable to such Person and affecting the application to such Person of any Applicable Law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

(iv) notwithstanding the forgoing, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign governmental or regulatory authorities, shall in each case be deemed to be a “Regulatory Change” occurring and implemented after the date hereof, regardless of the date enacted, adopted, issued or implemented; or

(b) any change in the application to such Person of any existing Applicable Law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above.

“Related Rights:” means, with respect to any Receivable:

(a) all of the Seller’s and the Originator’s interest in any documents of title evidencing the shipment or storage of any goods that give rise to such Receivable, and all goods (including returned goods) relating to such Receivable,

(b) all instruments, chattel paper or other documents or contracts, to the extent evidencing such Receivable,

(c) all other security interests or liens and property subject thereto from time to time, to the extent purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(d) all of the Seller’s and each Originator’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time, to the extent supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise,

(e) the Seller’s rights and remedies as against the Originator or Parent under the Sale Agreement and/or any other Transaction Document; and

(f) all Collections and proceeds of any of the foregoing.

“Repurchase Date”: The meaning set forth in Section 7 hereof.

“Repurchase Price”: The meaning set forth in Section 7 hereof.

Exhibit A-9

“Repurchase Rate”: For any Purchased Receivable repurchased by the Seller, a rate per annum equal to the Discount Rate.

“Repurchase Ratio” means, the ratio (expressed as a percentage) with respect to any month, equal to (i) the aggregate outstanding balance of all Purchased Receivables which has become the subject of a Repurchase Event, divided by (ii) the aggregate outstanding balance of all Receivables generated by the Wise Alloys LLC one month prior to such month.

“Retained Obligations”: The meaning set forth in Section 8 hereof.

“Sale Agreement” means the receivables purchase agreement between the Originator and the Seller, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Sanctioned Country”: A country that is the subject of country-wide or territory wide economic or trade sanctions administered by the US Treasury Department’s Office of Foreign Assets Control (“OFAC”).

“Sanctioned Person”: Any of the following currently or in the future: (i) an entity, vessel, or individual named on the list of Specially Designated Nationals or Blocked Persons maintained by U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or on the consolidated list of persons, groups, and entities subject to the European Union financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm; (ii) any entity or individual located in or organized under the laws of any Sanctioned Country to the extent that the entity or individual is subject to sanctions under Sanctions Laws; (iii) any entity or individual otherwise a subject of sanctions under Sanctions Laws; and (iv) any entity or individual engaged in sanctionable activities under the Sanctions Laws.

“Sanctions Laws”: The sanctions laws, regulations, and rules promulgated or administered by OFAC and the U.S. Department of State, including any enabling legislation or Executive Order related thereto, as amended from time to time; the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; the United Kingdom, and any similar sanctions laws as may be enacted from time to time in the future by the U.S., the European Union (and any of its member states), or the Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which Seller operates or in which the proceeds of the Purchase Price will be used or from which repayments of such obligations be derived.

“Scheduled Payment Date”: For any invoice, the date arrived at by adding the Buffer Period to the Invoice Due Date.

“Seller”: The meaning set forth in the preamble.

“Senior Secured Notes Indenture” means the indenture, dated as of December 11, 2013, among Wise Metals Group LLC, as an issuer, Wise Alloys Finance Corporation, as an issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, pursuant to which the 8 3/4 % Senior Secured Notes due 2018 were issued.

“Servicer”: The meaning set forth in Section 6(a) hereof.

Exhibit A-10

“Servicer Report”: The meaning set forth in Section 6(e) hereof.

“Servicing Fee”: The meaning set forth in Section 6(a) hereof.

“Settlement Date”: The meaning set forth in Section 6(b)(v) hereof.

“Sold Assets”: The meaning set forth in Section 2(g) hereof.

“Standard & Poor’s”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Termination Event”: Each of the following shall be a “Termination Event”:

(a)(i) Seller, Parent, Originator or Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any Transaction Document and, except as otherwise provided herein, such failure shall continue for five (5) Business Days after such Person’s knowledge or notice thereof, (ii) Seller or Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement including without limitation, any payment or deposit of Collections Due on each Settlement Date or under Section 7(b) of this Agreement and such failure shall continue unremedied for one Business Day or (iii) Servicer shall resign as Servicer, and no successor Servicer reasonably satisfactory to Purchaser shall have been appointed;

(b) any representation or warranty made by Seller, Parent, Originator or Servicer (or any of their respective officers) under or in connection with this Agreement or any Transaction Document, or any information or report delivered by Seller, Parent, Originator or Servicer pursuant to the Agreement, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and shall continue unremedied for five (5) Business Days after such Person’s knowledge or notice thereof;

(c) Seller or Servicer shall fail to deliver any report required to be delivered by this Agreement when due;

(d) this Agreement or any purchase pursuant to the Agreement shall for any reason: cease to create with respect to the Purchased Receivables, or the interest of Purchaser with respect to such Purchased Receivables shall cease to be, a valid and enforceable first priority perfected ownership interest, free and clear of any Adverse Claim; or there shall exist any Adverse Claim on the Purchased Receivables other than the Adverse Claims created under this Agreement;

(e) Seller, Parent, Originator or Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Seller or Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Seller, Parent, Originator or Servicer shall take any corporate action to authorize any of the actions set forth above in this paragraph;

Exhibit A-11

(f) (i) on any date of determination the (A) Default Ratio shall exceed 1.00%, (B) the Delinquency Ratio shall exceed 1.00%; (C) the Repurchase Ratio shall exceed 3.00%, or (D) the Identification Ratio shall exceed 5.00%, (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 1.00%, (B) the Delinquency Ratio shall exceed 1.00%, (C) the Repurchase Ratio shall exceed 3.00%, or (D) the Identification Ratio shall exceed 5.00% or (iii) the Offset Condition shall fail to be satisfied;

(g) a Change in Control shall occur;

(h) (i) Parent or Servicer or any of their subsidiaries shall fail to pay any principal of or premium or interest on any of its debt that is outstanding in a principal amount of at least $75,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such debt (and shall have not been waived); or (ii) any other “default”, “event of default” or similar event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument;

(i) to the extent Ultimate Parent has a credit rating from Standard & Poor’s or Moody’s (including, if applicable, a shadow rating from either such rating agency): (i) such rating shall be downgraded below B- by Standard & Poor’s and below B3 by Moody’s or (ii) such rating of Ultimate Parent is withdrawn by Standard & Poor’s or Moody’s, as the case may be (for the avoidance of doubt, if either Standard & Poor’s or Moody’s takes any of the actions described in clauses (i) or (ii) above, whether or not such action is taken by the other or both, such action by either such agency shall constitute a Termination Event hereunder);

(j)(i) One or more final judgments for the payment of money shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $50,000,000, individually or in the aggregate, shall be entered against Servicer, Parent or Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility; or

(k) This Agreement or the Parent Guarantee, at any time, ceases to be the legal, valid and binding obligation of the Seller, the Originator, the Servicer or the Parent, as applicable, at any time, challenges its obligations hereunder or thereunder.

“Transaction Documents” means this Agreement, the Sale Agreement, the Parent Guarantee, the First Tier Parent Guarantee, the Intercreditor Agreement, the Collection Account Agreement, any account, control or similar agreement (if any) covering the Collection Account and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“UCC”: The Uniform Commercial Code in effect in the State of New York from time to time.

“Ultimate Parent” means Constellium N.V., a Dutch public limited liability company.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Unsold Receivable” means any Receivable that is not a Purchased Receivable.

“USD”: United States Dollars, the lawful currency of the United States of America.

Exhibit A-12

Exhibit B

Form of Purchase Request

[date]

Hitachi Capital America Corp.

800 Connecticut Ave.

Norwalk, CT 06854

Reference is hereby made to that certain Receivable Purchase Agreement, dated as March 16, 2016, between Wise Alloys Funding II LLC (“Seller”), Hitachi Capital America Corp. (“Purchaser”), Wise Alloys LLC (“Servicer”) and Greensill Capital Inc. (the “Purchaser Agent”) (as it may be amended, modified or supplemented from time to time, the “Agreement”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement).

Pursuant to the terms of the Agreement, Seller hereby requests that Purchaser purchase from Seller the Proposed Receivables listed herein with an aggregate Net Invoice Amount of USD[                ].

Seller represents and warrants that as of the date hereof and on the Purchase Date:

1. Following the purchase of the Proposed Receivables set forth in this Purchase Request, (A) the Outstanding Aggregate Purchase Amount does not exceed USD[                ] and (B) the Outstanding Account Debtor Purchase Amount with respect to the Purchased Receivables (assuming the Proposed Receivables constitute Purchased Receivables) payable by any Account Debtor does not exceed the sublimit established by Purchaser for such Account Debtor;

2. Seller’s representations, warranties and covenants set forth in the Agreement are true and correct;

3. The conditions precedent for purchase set forth in Section 2(c) of the Agreement have been satisfied;

4. No Event of Repurchase exists on such Purchase Date except for repurchases being effectuated on the date hereof by setoff by Purchaser against the Purchase Price for the Proposed Receivables; and

5. There has not been any Material Adverse Change in Seller, Servicer, Originator or Parent since the last purchase of Receivables under the Agreement.

6. With respect to the related Proposed Receivables offered for sale by Seller to Purchaser based on the approved Account Debtor(s), set forth below is the following: applicable Account Debtor’s legal name, address, the invoice number(s), the stated amount of the invoice(s), the date and term of the invoice(s), the stated due date of such invoice (s), the Scheduled Payment Date of such invoice and the calculation of the Offset Condition:

[                                                                                                                                                                                ]

Exhibit B-1

[                                                                                                                                                                                ]

[                                                                                                                                                                                ]

Upon acceptance by Purchaser of this Purchase Request and payment of the Purchase Price, Purchaser hereby purchases, and Seller hereby sells, all of Seller’s right, title and interest with respect to the Proposed Receivables on the attached Exhibit and all Related Rights as of the date hereof, and the Proposed Receivables shall become Purchased Receivables in the manner set forth in the Agreement.

[ ]

By:
Name:
Title:

PURCHASE REQUEST ACCEPTED:

HITACHI CAPITAL AMERICA CORP.

By:
Name:
Title:
Date:

Exhibit B-2

Exhibit C

[Reserved.]

Exhibit C-1

Exhibit D

Payment Reconciliation

Exhibit D shows the payment for each individual invoice related to the Purchased Receivable.

Please include all the information in the Purchase Request together with the payment date, payment amount, any Dilutions and the outstanding amount, if any.

Exhibit D-1

Exhibit E

Form of Notification of Assignment

                    , 201_

Anheuser-Busch, LLC.

One Busch Place, 202-5

St. Louis, Missouri 63118

Attention: Accounts Payable; Head of Metal Procurement

Wise Alloys LLC (“Supplier”) and Wise Alloys Funding II LLC (“Subsidiary”) hereby notifies you pursuant to Section 9-406 of the Uniform Commercial Code that Supplier has sold and assigned and will sell and assign to Subsidiary and Subsidiary has thereupon sold and assigned to Hitachi Capital America Corp. (the “Purchaser”) certain of Supplier’s accounts receivable due from you, including those accounts listed on Schedule 1 attached hereto. From time to time, Purchaser may notify you of additional accounts receivable due from you that have then been purchased by Purchaser. You are hereby instructed to rely upon any such notice from Purchaser.

You are hereby instructed to make all payments due from you on all Supplier’s or Subsidiary’s accounts receivable to Purchaser in accordance with the instructions set forth on Schedule 2 attached hereto or such other instructions as Purchaser may provide you with from time to time. Neither Supplier nor Subsidiary may countermand any Purchaser instructions and you are instructed to disregard any instructions from Supplier or Subsidiary that are contrary to those on Schedule 2 or to any other instructions hereafter furnished to you by Purchaser, unless such instructions are joined in by Purchaser in writing.

Please contact Purchaser at 203-956-3264 if you have any questions about the above notification of assignment and remittance instructions.

Very truly yours,

SUPPLIER:

Wise Alloys LLC,

a Delaware limited liability company

By:

Name:

Title:

[Signatures continued on following page]

Exhibit E-1

SUBSIDIARY:

Wise Alloys Funding II LLC,

a Delaware limited liability company

By:

Name:

Title:

Acknowledged and Accepted as of the date first written above:

PURCHASER:

Hitachi Capital America Corp.,

a Delaware corporation

By:

Print Name:

Print Title:

Exhibit E-2

Schedule 1 to Notification of Assignment

List of Current Purchased Accounts

Exhibit E-3

Schedule 2 to Notification of Assignment

Payment Instructions for Purchased Accounts

Until further notice, please continue to make payments on account of Purchased Receivables to:

Account Bank:       Wells Fargo Bank, National Association,

Account Holder:     Wise Alloys Funding II LLC

Account No.:         4193371119 and

ABA No.:             121000248

OR

Please pay all amounts due on Purchased Receivables to: